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Exhibit (a)(1)(A)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock
of

EMERGENT GROUP INC.

at
$8.46 NET PER SHARE
by

SUNRISE MERGER SUB, INC.

A Wholly Owned Subsidiary of

UNIVERSAL HOSPITAL SERVICES, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
TIME, ON WEDNESDAY, MARCH 30, 2011, UNLESS THE OFFER IS EXTENDED (SUCH DATE
AND TIME, AS IT MAY BE EXTENDED, THE "EXPIRATION TIME").

        This Offer is being made pursuant to the Agreement and Plan of Merger, dated February 6, 2011 (as it may be amended from time to time), among Emergent Group Inc. ("Emergent Group"), Universal Hospital Services, Inc. ("Parent"), and Sunrise Merger Sub, Inc. (the "Purchaser").

        The board of directors of Emergent Group unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable to, fair to and in the best interests of Emergent Group's stockholders. Accordingly, the board of directors of Emergent Group unanimously: (i) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger; and (ii) recommends that Emergent Group's stockholders accept the Offer, tender their shares of Emergent Group common stock, and, if applicable, vote in favor of the Merger.

        The Offer is subject to various conditions. A summary of the principal terms of the Offer appears on pages 1 through 7. You should read this entire document and the related Letter of Transmittal carefully before deciding whether to tender your shares of Emergent Group common stock in the Offer.

March 2, 2011

 IMPORTANT

        If you wish to tender all or any portion of your shares of Emergent Group common stock to the Purchaser in the Offer, you should:

  •
  If you are a record holder (i.e., a stock certificate has been issued to you), you must complete and sign the enclosed Letter of Transmittal and send it with your stock certificate to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, or follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase. These materials must reach American Stock Transfer & Trust Company, LLC before the Offer expires. Detailed instructions are contained in the Letter of Transmittal and in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase.

  •
  If you are a record holder and your stock is certificated but your stock certificate is not available or you cannot deliver it to American Stock Transfer & Trust Company, LLC before the Offer expires, you may be able to tender your shares of Emergent Group common stock using the enclosed Notice of Guaranteed Delivery. Please call Phoenix Advisory Partners, the Information Agent, at (800)-576-4314 for assistance. See Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase for further details.

  •
  If you hold your shares of Emergent Group common stock through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your shares of Emergent Group common stock be tendered.

        Questions and requests for assistance should be directed to the Information Agent (as defined herein) at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and other materials related to the Offer may also be obtained from the Information Agent or at the website maintained by the U.S. Securities and Exchange Commission at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

        This Offer to Purchase and the related Letter of Transmittal contain important information and you should read both documents carefully and in their entirety before making a decision with respect to the Offer.

Schedule I Information Relating to the Purchaser and Parent

 SUMMARY TERM SHEET

        We, Sunrise Merger Sub, Inc., a Nevada corporation and wholly owned subsidiary of Universal Hospital Services, Inc., a Delaware corporation, are offering to purchase all outstanding shares of common stock, par value $0.04 per share, of Emergent Group Inc., a Nevada corporation, for $8.46 per share in cash, net to the seller, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal and pursuant to an Agreement and Plan of Merger, dated February 6, 2011, among Emergent Group Inc., Universal Hospital Services, Inc., and Sunrise Merger Sub, Inc. The following are some of the questions you, as an Emergent Group Inc. stockholder, may have and answers to those questions. You should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my securities?

        We are Sunrise Merger Sub, Inc., a Nevada corporation, formed for the purpose of making this Offer and a wholly owned subsidiary of Universal Hospital Services, Inc., a Delaware corporation. See the "Introduction" to this Offer to Purchase and Section 9—"Certain Information Concerning Parent and the Purchaser" of this Offer to Purchase.

        Unless the context indicates otherwise, in this Offer to Purchase we use the terms "us," "we" and "our" to refer to the Purchaser and, where appropriate, Parent. We use the term "Parent" to refer to Universal Hospital Services, Inc., the term the "Purchaser" to refer to Sunrise Merger Sub, Inc. and the terms "Emergent Group" and the "Company" to refer to Emergent Group Inc., a Nevada corporation.

What securities are you offering to purchase?

        We are offering to purchase all of the outstanding shares of common stock, par value $0.04 per share, of Emergent Group on the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. Unless the context otherwise requires, in this Offer to Purchase we use the term "Offer" to refer to this offer and the term "Shares" to refer to outstanding shares of Emergent Group common stock that are the subject of the Offer.

        See the "Introduction" to this Offer to Purchase and Section 1—"Terms of the Offer" of this Offer to Purchase.

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

        We are offering to pay $8.46 per Share, in cash, without interest, less any applicable withholding taxes. We refer to this amount as the "Offer Price." If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and such entity tenders your Shares on your behalf, such entity may charge you a fee for doing so. You should consult your broker, bank or other nominee to determine whether any charges will apply.

        See the "Introduction" to this Offer to Purchase.

Do you have the financial resources to make payment?

        Yes. Parent has available through its existing $195 million credit facility, and will provide to us, funds in an amount sufficient to allow us to complete the Offer and the subsequent merger of the Purchaser with and into Emergent Group with Emergent Group continuing as the surviving corporation and wholly owned by Parent, which we refer to as the "Merger." We estimate that we will need approximately $70 million to purchase all of the Shares pursuant to the Offer, to consummate the

Merger (which estimate includes payment in respect of outstanding options and restricted stock) and to pay estimated related transaction fees and expenses. The Offer is not conditioned upon our ability to finance the purchase of Shares pursuant to the Offer.

        See Section 10—"Source and Amount of Funds" of this Offer to Purchase.

Is your financial condition relevant to my decision to tender my Shares in the Offer?

        No. We do not think our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

  •
  the Offer is being made for all outstanding Shares solely for cash;

  •
  we, through Parent, will have sufficient funds available to purchase all Shares validly tendered in the Offer and not validly withdrawn and to purchase all Shares upon completion of the Merger;

  •
  the Offer is not subject to any financing condition; and

  •
  if we consummate the Offer, we expect to acquire all remaining Shares for the same cash price in the Merger.

        See Section 10—"Source and Amount of Funds" of this Offer to Purchase.

Is there an agreement governing the Offer?

        Yes. Emergent Group, Parent, and the Purchaser have entered into an Agreement and Plan of Merger, dated February 6, 2011 (as it may be amended from time to time), which we refer to as the "Merger Agreement." The Merger Agreement sets forth, among other things, the terms and conditions of the Offer and the Merger.

        See Section 12—"The Merger Agreement; Other Agreements" and Section 15—"Certain Conditions of the Offer" of this Offer to Purchase.

What does the board of directors of Emergent Group think of the Offer?

        The board of directors of Emergent Group unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable to, fair to and in the best interests of Emergent Group's stockholders. Accordingly, the board of directors of Emergent Group unanimously: (i) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger; and (ii) recommends that Emergent Group's stockholders accept the Offer, tender their shares of Emergent Group common stock, and, if applicable, vote in favor of the Merger.

        A more complete description of the reasons for the Emergent Group board of directors' approval of the Offer and the Merger is set forth in Emergent Group's Solicitation/Recommendation Statement on Schedule 14D-9.

Have any Emergent Group stockholders agreed to tender their Shares?

        Yes. Concurrently with the execution of the Merger Agreement, and as a condition and inducement to entering into the Merger Agreement, eight holders of Shares which we refer to as the "Supporting Stockholders" (including all of Emergent Group's executive officers and directors) have entered into a tender and voting agreement with Parent and the Purchaser, which we refer to as the "Tender and Voting Agreements." Pursuant to the Tender and Voting Agreements, each of the Supporting Stockholders has agreed, among other things: (i) to tender in the Offer all of his Shares; and (ii) that, in the event a vote of Emergent Group's stockholders is required in furtherance of the Merger Agreement or the transactions contemplated thereby, including the Merger, he will vote all of his Shares (to the extent any such Shares are not purchased in the Offer) in favor of the approval of the Merger and the adoption of the Merger Agreement and against any proposal inconsistent therewith. The Tender and Voting Agreements will automatically terminate upon the termination of the Merger Agreement in accordance with its terms. The Shares currently beneficially owned by the Supporting Stockholders represent in the aggregate approximately 47% of the currently outstanding Shares on a fully-diluted basis.

        See Section 12—"The Merger Agreement; Other Agreements—Tender and Voting Agreements" of this Offer to Purchase.

What are the most significant conditions to the Offer?

        The Offer is conditioned upon, among other things:

  •
  the absence of a mutual agreement between Emergent Group and Parent to terminate the Offer or the Merger Agreement, or any other termination of the Merger Agreement in accordance with its terms;

  •
  the satisfaction of the Minimum Condition; the "Minimum Condition" requires that the number of Shares that have been validly tendered and not validly withdrawn prior to the then scheduled Expiration Time, together with the number of Shares (if any) then owned by Parent or us, represents at least 65% of the total number of outstanding Shares on a fully-diluted basis; and

  •
  no applicable law prohibiting the consummation of the Merger.

        The Offer also is subject to a number of other conditions set forth in this Offer to Purchase. We expressly reserve the right to waive, in whole or in part, such conditions or to modify the terms of the Offer, but we cannot without Emergent Group's consent: (i) waive or change the Minimum Condition; (ii) decrease the Offer Price; (iii) change the form of consideration to be paid in the Offer; (iv) decrease the number of Shares sought in the Offer; (v) extend the Expiration Time (except as expressly provided in the Merger Agreement); or (vi) otherwise amend, modify or supplement the Offer in any manner materially adverse to the holders of Shares.

How long do I have to decide whether to tender my Shares in the Offer?

        You will have until 5:00 p.m., New York City time, on Wednesday, March 30, 2011, to tender your Shares in the Offer, unless we extend the Offer. We refer to such date and time, as it may be extended, as the "Expiration Time." In addition, if we are required by the terms of the Merger Agreement or otherwise decide to provide a subsequent offering period for the Offer as described below, you will have an additional opportunity to tender your Shares. If not required under the Merger Agreement to provide a subsequent offering period, we do not currently intend to provide a subsequent offering period, although we reserve the right to do so.

        See Section 1—"Terms of the Offer" and Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase.

When and how will I be paid for my tendered Shares?

        Subject to the terms and conditions of the Offer, we will pay for all validly tendered and not properly withdrawn Shares promptly after the Expiration Time following the satisfaction or waiver of the conditions to the Offer set forth in Section 15—"Certain Conditions of the Offer" of this Offer to Purchase. We do, however, reserve the right, in our sole discretion and subject to applicable law and the terms of the Merger Agreement, to delay the acceptance for payment or payment for Shares until all conditions to the Offer relating to governmental or regulatory approvals have been satisfied.

        We will pay for your validly tendered and not withdrawn shares by depositing the purchase price with American Stock Transfer & Trust Company, LLC, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for validly tendered and not withdrawn Shares will be made only after timely receipt by American Stock Transfer & Trust Company, LLC of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares as described in Section 3—"Procedure for Accepting the Offer and Tendering Shares" of this Offer to Purchase), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents for your valid tender.

Can the Offer be extended and under what circumstances?

        Yes. We have agreed in the Merger Agreement that, subject to our rights to terminate the Merger Agreement in accordance with its terms:

  •
  If the conditions to the Offer are not satisfied or (to the extent waivable) waived by Parent or us, and provided that it is prior to June 30, 2011, then we will extend the Offer until such time as all conditions to the Offer are satisfied; provided that we will not be required to extend the Offer beyond June 30, 2011.

  •
  We may extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer or any period otherwise required by applicable law.

        We have also reserved the right to extend the Offer for a "subsequent offering period" in accordance with Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended, which we refer to as the "Exchange Act," following our initial acceptance for payment of the tendered Shares. A subsequent offering period is different from an extension of the Offer. During a subsequent offering period, you would not be able to withdraw any of the Shares that you had already tendered; you also would not be able to withdraw any of the Shares that you tender during the subsequent offering period.

        See Section 1—"Terms of the Offer" of this Offer to Purchase for more details on our obligation and ability to extend the Offer.

How will I be notified if the Offer is extended?

        If we extend the Offer, we will inform American Stock Transfer & Trust Company, LLC, which is the depositary for the Offer, of any extension and will promptly make a public announcement thereof in accordance with Rule 14e-1(d) under the Exchange Act.

        If we elect to provide or extend any subsequent offering period, a public announcement will be made promptly after the day on which the Offer was scheduled to expire in accordance with Rule 14d-11(d) under the Exchange Act.

        See Section 1—"Terms of the Offer" of this Offer to Purchase.

        See Section 15—"Certain Conditions of the Offer" of this Offer to Purchase.

How do I tender my Shares?

        If you wish to tender all or any portion of your Shares you should:

  •
  If you are a record holder (i.e., a stock certificate has been issued to you), you must complete and sign the enclosed Letter of Transmittal and send it with your stock certificate to American Stock Transfer & Trust Company, LLC, the depositary for the Offer, or follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase. These materials must reach American Stock Transfer & Trust Company, LLC before the Offer expires. Detailed instructions are contained in the Letter of Transmittal and in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase.

  •
  If you are a record holder and your stock is certificated but your stock certificate is not available or you cannot deliver it to American Stock Transfer & Trust Company, LLC before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please call Phoenix Advisory Partners, the information agent, at (800)-576-4314 for assistance. See Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase for further details.

  •
  If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

        See Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase.

Until what time may I withdraw previously tendered Shares?

        You may withdraw your previously tendered Shares at any time prior to the Expiration Time. Pursuant to Section 14(d)(5) of the Exchange Act, however, Shares may be withdrawn at any time after May 1, 2011, which is the 60th day after the date of the commencement of the Offer unless, prior to that date, the Purchaser has accepted for payment the Shares validly tendered in the Offer. This right to withdraw will not, however, apply to Shares tendered in any subsequent offering period, if one is provided.

        See Section 4—"Withdrawal Rights" of this Offer to Purchase.

How do I withdraw previously tendered Shares?

        To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such entity to arrange for the withdrawal of your Shares, and such entity must effectively withdraw your Shares before your withdrawal rights expire.

        See Section 4—"Withdrawal Rights" of this Offer to Purchase.

Will the Offer be followed by a merger if all of the Shares are not tendered in the Offer?

        Yes. If we accept for payment and pay for such number of Shares that constitute at least 65% of the Shares on a fully-diluted basis, we expect to effect our Merger with and into Emergent Group. If that Merger occurs, all of the then outstanding Shares will be canceled and converted into the right to receive an amount in cash equal to the Offer Price, net to the seller in cash, without interest, less any applicable withholding taxes.

If I decide not to tender, how will the Offer affect my Shares?

        If you decide not to tender your Shares and the Merger occurs, you will subsequently receive the same amount of cash per Share that you would have received had you tendered your Shares in the Offer, without interest. Therefore, if the Merger occurs the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares. If you decide not to tender your Shares in the Offer and we accept for payment the tendered Shares, but the Merger does not occur, you will remain a stockholder of Emergent Group. However, if the Offer is consummated but the Merger is not consummated, the number of Emergent Group's stockholders and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, as described below, Emergent Group may cease making filings with the SEC or otherwise may not be required to comply with the rules relating to publicly held companies.

        If we acquire 90% or more of the Shares in the Offer, we intend to effect the Merger without any further action by the stockholders of Emergent Group. If we acquire more than 65% but less than 90% of the Shares in the Offer, we intend to exercise our Top-Up Option (as described below), and thereafter intend to effect the Merger without any further action by the stockholders of Emergent Group.

        See the "Introduction" to this Offer to Purchase and Section 7—"Certain Effects of the Offer" of this Offer to Purchase.

What is the market value of my Shares as of a recent date?

        On February 4, 2011, the trading day immediately prior to the public announcement of the execution of the Merger Agreement, the reported closing sales price of the Shares on the NYSE Alternext was $6.06. On February 25, 2011, the last full trading day prior to the commencement of the Offer, the reported closing sales price of the Shares on the NYSE Alternext was $8.41. We encourage you to obtain a recent quotation for Shares before deciding whether to tender your Shares in the Offer.

        See Section 6—"Price Range of the Shares; Dividends" of this Offer to Purchase.

What is the "Top-Up Option" and when will it be exercised?

        Under the Merger Agreement, if we accept for payment and pay for such number of Shares that constitutes at least 65% but less than 90% of the Shares on a fully-diluted basis, subject to certain conditions, we will be deemed to have exercised our right to purchase from Emergent Group a number of newly issued Shares sufficient to cause us to own one Share more than 90% of the Shares outstanding immediately after the exercise of such option on a fully-diluted basis, at a price per Share equal to the Offer Price. We refer to this as the "Top-Up Option."

        See Section 12—"The Merger Agreement; Other Agreements—Merger Agreement—Top-Up Option" and Section 13—"Purpose of the Offer; Plans for Emergent Group—Short-Form Merger" of this Offer to Purchase.

Will I have appraisal rights in connection with the Offer?

        There are no appraisal or dissenter's rights available in connection with our offer.

        See Section 17—"Appraisal Rights" of this Offer to Purchase.

If I own stock options, what will happen to my stock options in the Offer?

        The Offer is made only for Shares and is not made for any stock options to purchase Shares. Pursuant to the Merger Agreement, at the effective time of the Merger, each holder of an option to purchase Shares will have executed a consent acknowledging that each outstanding option to purchase Shares that is outstanding and unexercised at such time (whether vested or unvested, exercisable or unexercisable) will be terminated and canceled without any action on the part of the holder of any option in consideration for the right to receive, as soon as practicable following the effective time of the Merger, an amount in cash equal to the net amount of (i) the product of (A) the excess, if any, of the Offer Price over the exercise price per share of such Option, multiplied by (B) the number of shares subject to such Option, less (ii) any applicable withholding taxes.

        See Section 12—"The Merger Agreement; Other Agreements—Merger Agreement—Treatment of Options" of this Offer to Purchase.

If I own shares of restricted common stock, what will happen to my restricted stock in the Offer?

        Vested shares of restricted stock may be tendered in the Offer. At the effective time of the Merger, each outstanding unvested share of restricted stock will be canceled and be converted into, and constitute the right to receive, an amount in cash per share equal to the Offer Price, without interest, less any applicable withholding taxes.

        See Section 12—"The Merger Agreement; Other Agreements—Merger Agreement—Treatment of Restricted Shares" of this Offer to Purchase.

If the Offer is completed, will Emergent Group continue as a public company?

        No. Following the purchase of Shares in the Offer, we expect to consummate the Merger. If the Merger takes place, Emergent Group no longer will be publicly owned. Even if the Merger does not take place, if we purchase all of the tendered Shares, there may be so few remaining stockholders and publicly held Shares that Emergent Group's common stock will no longer be eligible to be traded through the NYSE Alternext or any other securities exchange, there may not be an active public trading market for Emergent Group common stock and Emergent Group may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly-held companies.

        See Section 7—"Certain Effects of the Offer" and Section 13—"Purpose of the Offer; Plans for Emergent Group" of this Offer to Purchase.

What are the material United States federal income tax consequences of tendering Shares?

        The receipt of cash in exchange for your Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. In general, you will recognize capital gain or loss in an amount equal to the difference between the amount of cash you receive and your adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. This capital gain or loss will generally be long-term capital gain or loss if you have held the Shares for more than one year as of the date of your sale or exchange of the Shares pursuant to the Offer or the Merger.

        See Section 5—"Certain United States Federal Income Tax Consequences" of this Offer to Purchase for a more detailed discussion of the material U.S. federal income tax consequences of tendering Shares in the Offer.

        We urge you to consult with your own tax advisor as to the particular tax consequences to you of exchanging your Shares pursuant to the Offer and the Merger, including the application and effect of any state, local or foreign income and other tax laws.

Who should I call if I have questions about the Offer?

        You may call Phoenix Advisory Partners at (800)-576-4314. Phoenix Advisory Partners is acting as the information agent for the Offer.

        See the back cover of this Offer to Purchase for additional contact information.

To the Holders of Shares of Common Stock of Emergent Group Inc.:

INTRODUCTION

        Sunrise Merger Sub, Inc., a Nevada corporation (the "Purchaser") and a wholly owned subsidiary of Universal Hospital Services, Inc., a Delaware corporation ("Parent"), is offering to purchase all of the outstanding shares of common stock, par value $0.04 per share, of Emergent Group Inc. (the "Shares"), a Nevada corporation ("Emergent Group"), at a purchase price of $8.46 per Share (the "Offer Price"), net to the seller in cash, without interest, less applicable withholding taxes, on the terms and subject to the conditions set forth in this Offer to Purchase, dated March 2, 2011 (which, together with any amendments and supplements thereto, collectively constitute this "Offer to Purchase"), and in the related letter of transmittal (as it may be amended or supplemented, the "Letter of Transmittal") (which, together with this Offer to Purchase, constitute the "Offer").

        We are making the Offer pursuant to an Agreement and Plan of Merger, dated February 6, 2011 (as it may be amended from time to time, the "Merger Agreement"), among Emergent Group, Parent and the Purchaser. The Merger Agreement provides, among other things, for the making of the Offer and also provides that following the consummation of the Offer and subject to certain conditions specified in this Offer to Purchase, the Purchaser will be merged with and into Emergent Group (the "Merger") with Emergent Group continuing as the surviving corporation and wholly owned by Parent. Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each Share outstanding immediately prior to the Effective Time (other than Shares held (i) in the treasury of Emergent Group or owned by the Purchaser or Parent immediately prior to the Effective Time, which will be canceled and no payment will be made with respect thereto or (ii) by any subsidiary of Emergent Group or Parent (other than the Purchaser) which will be converted into such number of shares of stock of the surviving corporation such that each such subsidiary owns the same percentage of the outstanding capital stock of the surviving corporation immediately following the Effective Time as such subsidiary owned in Emergent Group immediately prior to the Effective Time), will be canceled and retired and cease to exist and will be converted into the right to receive an amount in cash per Share equal to the Offer Price, without interest, less applicable withholding taxes. The Merger Agreement is more fully described in Section 11—"The Merger Agreement; Other Agreements" of this Offer to Purchase, which also contains a discussion of the treatment in the Merger of Emergent Group stock options and restricted stock.

        Tendering stockholders who are record owners of their Shares and who tender directly to American Stock Transfer & Trust Company, LLC (the "Depositary") will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. Certain stockholders (including corporations) generally are not subject to backup withholding. To avoid backup withholding, stockholders that do not otherwise establish an exemption should complete and return the substitute Form W-9 included in the Letter of Transmittal, certifying that such stockholder is a U.S. person, the taxpayer identification number provided is correct and such stockholder is not subject to backup withholding. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges service fees or commissions to tender. We will pay all charges and expenses of the Depositary, and Phoenix Advisory Partners (the "Information Agent") incurred in connection with the Offer. See Section 18—"Fees and Expenses" of this Offer to Purchase.

        The board of directors of Emergent Group (the "Emergent Group Board") unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable to, fair to and in the best interests of Emergent Group's stockholders. Accordingly, the Emergent Group Board: (i) unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the

Merger; and (ii) recommends that Emergent Group's stockholders accept the Offer, tender their Shares, and, if applicable, vote in favor of the Merger.

        A description of the reasons for the positions taken by the Emergent Group Board with respect to the Offer and the Merger is set forth in Emergent Group's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") that is being mailed to you together with this Offer to Purchase.

        The Offer is conditioned upon, among other things, the Merger Agreement not being terminated in accordance with its terms and (i) there having been validly tendered and not withdrawn that number of Shares that, together with any other Shares then owned by Parent or the Purchaser, would represent at least 65% of the issued and outstanding Shares on a fully-diluted basis (the "Minimum Condition"), and (ii) no applicable law prohibits the consummation of the Merger. The Offer also is subject to other conditions as described in this Offer to Purchase. See Section 15—"Certain Conditions of the Offer" of this Offer to Purchase. There is no financing condition to the Offer.

        Emergent Group has advised Parent that G.C. Andersen Partners, LLC ("GC Andersen"), Emergent Group's financial advisor, rendered its opinion to the Emergent Group Board to the effect that, as of February 6, 2011, and based upon and subject to the assumptions, limitations and qualifications set forth therein, and other matters GC Andersen considered relevant, the consideration to be received by the holders of Shares in the Offer and the Merger is fair, from a financial point of view, to such holders (other than Shares owned by Parent or the Purchaser). Emergent Group has advised Parent that in the course of reaching its determination to recommend the Merger Agreement, the Offer, the Merger and the transactions contemplated by the Merger Agreement, the Emergent Group Board considered a number of factors, including the opinion of GC Andersen. The full text of the written opinion of GC Andersen, dated February 6, 2011, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached as an annex to the Schedule 14D-9 filed with the Securities and Exchange Commission (the "SEC") and mailed to Emergent Group's stockholders together with this Offer to Purchase. GC Andersen provided its opinion solely for the information and assistance of the Emergent Group Board in connection with its consideration of the Offer and the Merger. The opinion of GC Andersen does not constitute a recommendation as to whether or not you should tender Shares in connection with the Offer or how you should vote with respect to the adoption of the Merger Agreement or any other matter.

        Upon the time at which Shares are first accepted pursuant to the Offer (the "Acceptance Date"), the Merger Agreement provides that the Purchaser will be entitled to designate the number of directors on the Emergent Group Board as will give the Purchaser representation on the Emergent Group Board equal to at least that number of directors, rounded up to the next whole number, that is the product of (i) the total number of directors on the Emergent Group Board (giving effect to the directors elected pursuant to this sentence) multiplied by (ii) the percentage that (a) the number of Shares beneficially owned (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) by Parent and the Purchaser bears to (b) the total number of Shares that are then issued and outstanding. At such time, Emergent Group will also, upon Parent's request, cause such persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Emergent Group Board on (i) each committee of the Emergent Group Board and (ii) each board of directors (or similar body) of each Emergent Group subsidiary and each committee of such board.

        Parent has yet to determine whether it will exercise such rights, but if it does, such designees will likely be directors or officers of Parent or the Purchaser. We expect that such representation on the Emergent Group Board, committees and subsidiary boards would permit us to exert substantial influence over Emergent Group's conduct of its business and operations. If Parent elects to exercise such rights, prior to the Effective Time, the approval of a majority of the directors of Emergent Group then in office who were not designated by Parent or the Purchaser will be required for certain actions related to the Merger Agreement, including the amendment or termination of the Merger Agreement, any extension of time by Emergent Group for performance of any obligations thereunder by Parent or the Purchaser or the waiver of any conditions thereunder. The Purchaser currently intends, as soon as possible after consummation of the Offer, to consummate the Merger pursuant to the Merger Agreement. Following the Merger, the directors of the Purchaser will be the directors of Emergent Group.

        Consummation of the Merger is conditioned upon, among other things, the adoption of the Merger Agreement by the requisite vote of stockholders of Emergent Group, if required by Nevada law. Under Nevada law, the affirmative vote of a majority of the outstanding Shares is the only vote of any class or series of Emergent Group's capital stock that would be necessary to adopt the Merger Agreement at any required meeting of Emergent Group's stockholders. As a result, if the Minimum Condition is met and we accept Shares in the Offer, we may have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of Emergent Group. In addition, Nevada law provides that, if a corporation owns at least 90% of the outstanding shares of each class of stock of a subsidiary corporation entitled to vote on a merger, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the stockholders of such other corporation. Under the Merger Agreement, if, after the expiration of the Offer or the expiration of any subsequent offering period, the Purchaser owns at least 90% of the outstanding Shares (including Shares issued pursuant to the Top-Up Option, as defined below), Parent may take all necessary and appropriate action to cause the Merger to become effective, without a meeting of the holders of Shares, in accordance with Section 92A.180 of the Nevada Revised Statutes (as amended, "Nevada Law").

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

 THE TENDER OFFER

1.     Terms of the Offer

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment, and promptly pay for, all Shares validly tendered at or prior to the Expiration Time and not validly withdrawn as permitted under Section 4—"Withdrawal Rights" of this Offer to Purchase. The term "Expiration Time" means 5:00 p.m., New York City time, on Wednesday, March 30, 2011, unless we, in accordance with the Merger Agreement, extend the period during which the Offer is open, in which event the term "Expiration Time" means the latest time and date at which the Offer, as so extended, expires.

        The Offer is conditioned upon, among other things, the Merger Agreement not being terminated in accordance with its terms, and (i) the Minimum Condition being satisfied, (ii) there being no applicable law prohibiting the consummation of the Merger and (iii) the other conditions described in Section 15—"Certain Conditions of the Offer" of this Offer to Purchase being satisfied.

        Without the consent of Emergent Group, the Purchaser will have the right to extend the Offer (i) from time to time if, at the scheduled or extended Expiration Time, any of the conditions to the Offer has not been satisfied or waived, until such conditions to the Offer are satisfied or waived and (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period otherwise required by applicable law. If any of the conditions to the Offer are not satisfied or waived on any scheduled Expiration Time, the Purchaser will extend the Offer, if such condition or conditions to the Offer could reasonably be expected to be satisfied, from time to time until such condition or conditions to the Offer are satisfied or waived; provided that, in each case, the Purchaser will not be required to extend the Offer beyond the earlier of (x) June 30, 2011 and (y) the date that is 60 days after the date that all of the conditions to the Offer (other than the Minimum Condition and those that by their nature are to be satisfied at the expiration of the Offer) have been satisfied or, to the extent permissible, have been waived by the Purchaser.

        We expressly reserve the right to waive any condition to the Offer or modify the terms or conditions of the Offer, except that we cannot, without Emergent Group's consent: (i) waive or change the Minimum Condition; (ii) decrease the Offer Price; (iii) change the form of consideration to be paid in the Offer; (iv) decrease the number of Shares sought in the Offer; (v) extend the Expiration Time (except as expressly provided in the Merger Agreement); or (vi) otherwise amend, modify or supplement the Offer in any manner materially adverse to the holders of Shares. Any extension, delay, termination or amendment of the Offer will be followed promptly by a public announcement thereof in accordance with Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        If we extend the Offer, are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment for Shares) for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4—"Withdrawal Rights" of this Offer to Purchase. However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

        If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required under the Exchange Act. During any such extension, all Shares previously validly tendered and not validly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. Subject to applicable law, and without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to a national news service.

        If, on or before the Expiration Time, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration. As of the date of this Offer to Purchase, the Purchaser has no intention to increase the Offer Price.

        We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Shares if, at the expiration of the Offer, any of the conditions to the Offer have not been satisfied or upon the occurrence of any of the events set forth in Section 15—"Certain Conditions of the Offer" of this Offer to Purchase. Under certain circumstances, we may terminate the Merger Agreement and the Offer.

        If, after the expiration of the Offer, fewer than 90% of the issued and outstanding Shares are accepted for payment pursuant to the Offer, then the Purchaser may provide for a subsequent offering period in accordance with Rule 14d-11 under the Exchange Act. A Subsequent offering period is different from an extension of the Offer. A Subsequent offering period, if included, will be an additional period of not less than three business days beginning on the next business day following the then scheduled Expiration Time. Shares tendered during a Subsequent offering period may not be withdrawn. If we elect to provide for a Subsequent offering period, we will immediately accept and promptly pay for all Shares that were validly tendered during the initial offering period. We will immediately accept and promptly pay for any Shares tendered during the Subsequent offering period.

        Other than as may be required by the terms of the Merger Agreement, we do not currently intend to provide a Subsequent offering period for the Offer, although we reserve the right to do so. If we elect to provide or extend any Subsequent offering period, a public announcement will be made promptly after the day on which the Offer was scheduled to expire in accordance with Rule 14d-11(d) under the Exchange Act.

        Under the Merger Agreement, if we accept for payment and pay for such number of Shares that constitute at least 65% but less than 90% of the Shares on a fully-diluted basis, subject to certain limitations, we will be deemed to have exercised an option to purchase from Emergent Group a number of newly issued Shares sufficient to cause us to own one share more than 90% of the Shares outstanding immediately after the exercise of such option on a fully-diluted basis, at a price per Share equal to the Offer Price. We refer to this option as the "Top-Up Option."

        Emergent Group has provided us with Emergent Group's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal, together with the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on Emergent Group's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.     Acceptance for Payment and Payment for Shares

        Subject to the satisfaction or waiver of all the conditions to the Offer set forth in Section 15—"Certain Conditions of the Offer" of this Offer to Purchase, we will accept for payment and promptly pay for Shares validly tendered and not validly withdrawn pursuant to the Offer at or prior to the Expiration Time. If we commence a Subsequent offering period in connection with the Offer, we will immediately accept for payment and promptly pay for all additional Shares tendered during such Subsequent offering period, subject to and in compliance with the requirements of Rule 14d-11 under the Exchange Act. Subject to compliance with Rule 14e-1(c) under the Exchange Act, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any other applicable federal, state or foreign statute, rule, regulation, order, decree, administrative or judicial doctrine or other law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, lessening of competition or foreign investment. See Section 16—"Certain Legal Matters; Regulatory Approvals" of this Offer to Purchase.

        In all cases, including for Shares tendered during any Subsequent offering period, we will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

        The term "Agent's Message" means a message, transmitted by DTC to and received by the Depositary and forming a part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

        For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer.

        Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as paying agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4—"Withdrawal Rights" of this Offer to Purchase and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will we pay interest on the purchase price for Shares by reason of any extension of the Offer or any delay in making such payment.

        If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at DTC pursuant to the procedure set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase, such Shares will be credited to an account maintained at DTC), promptly following the termination or withdrawal of the Offer.

3.     Procedures for Accepting the Offer and Tendering Shares

        Valid Tenders.    In order for a stockholder to validly tender Shares pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or (ii) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Time. Alternatively, a stockholder may be able to validly tender such stockholder's Shares by completing and returning the Notice of Guaranteed Delivery using the procedures set forth below.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary's account at DTC in accordance with DTC's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time. Delivery of documents to DTC does not constitute delivery to the Depositary.

        Guaranteed Delivery.    If you wish to tender Shares in the Offer and the Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or before the Expiration Time or the procedures for book-entry transfer cannot be completed on or before the Expiration Time, your Shares may nevertheless be tendered if you comply with all of the following guaranteed delivery procedures:

  •
  your tender is made by or through an Eligible Institution (as defined below);

  •
  the Depositary receives, as described below, a properly completed and signed Notice of Guaranteed Delivery on or before the Expiration Time, substantially in the form made available by the Purchaser; and

  •
  the Depositary receives the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal within three ALTERNEXT trading days after the date of execution of the Notice of Guaranteed Delivery.

        Delivery of the Notice of Guaranteed Delivery may be made by mail or facsimile transmission to the Depositary. The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution (as defined below) in the form set forth in the Notice of Guaranteed Delivery.

        Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in DTC's system whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder has completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing in the Security Transfer Agents Medallion Program or any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each an "Eligible Institution" and collectively "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name of a person other than the registered holder, then the Share Certificate must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name of the registered holder appears on the Share Certificate, with the signature on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        Notwithstanding any other provision of this Offer, payment for Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) Share Certificates or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary's account at DTC pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

        The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the option and risk of the tendering stockholder, and the delivery of all such documents will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms of or the conditions to any such extension or amendment).

        For Shares to be validly tendered during a Subsequent offering period, if any, you must comply with the foregoing procedures, except that required documents and Share Certificates must be received during the Subsequent offering period.

        Determination of Validity.    We will interpret, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, subject to the right of any party to seek judicial review in accordance with applicable law. No such determination shall be deemed to be final and binding on the parties unless such determination has been finally determined by a court of competent jurisdiction, with respect to which all appeals have been taken or waived. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of the Purchaser, Parent, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. We will interpret, in our sole discretion, the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto), subject to the right of any party to seek judicial review in accordance with applicable law. No such determination shall be deemed to be final and binding on the parties unless such determination has been finally determined by a court of competent jurisdiction, with respect to which all appeals have been taken or waived.

        Appointment.    By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's attorney-in-fact and proxy in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of Emergent Group's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders.

        Information Reporting and Backup Withholding.    Under the U.S. federal income tax laws, payments made to stockholders of Emergent Group in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding. To avoid backup withholding, U.S. stockholders should complete and return the substitute Form W-9 included in the Letter of Transmittal, certifying that such stockholder is a U.S. person, that the taxpayer identification number ("TIN") provided is correct, and that such stockholder is not subject to backup withholding or must otherwise establish a valid exemption from backup withholding. Certain stockholders (including corporations) generally are not subject to backup withholding.

        If a stockholder does not provide the correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such stockholder. Any amount paid as backup withholding does not constitute an additional tax and will be allowed as a refund or a credit against a U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS. Foreign stockholders should submit an appropriate and properly completed IRS Form W-8, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. Such stockholders should consult a tax advisor to determine which Form W-8 is appropriate.

4.     Withdrawal Rights

        Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable.

        Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after May 1, 2011, which is the 60th day after the date of the commencement of the Offer.

        For a withdrawal to be effective, a written or facsimile notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares.

        Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase at any time prior to the Expiration Time.

        No withdrawal rights will apply to Shares tendered during a Subsequent offering period. In addition, no withdrawal rights will apply during a Subsequent offering period with respect to Shares tendered in the Offer and accepted for payment. See Section 1—"Terms of the Offer" of this Offer to Purchase.

        We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, subject to the right of any party to seek judicial review in accordance with applicable law. No such determination shall be deemed to be final and binding on the parties unless such determination has been finally determined by a court of competent jurisdiction, with respect to which all appeals have been taken or waived. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.     Certain United States Federal Income Tax Consequences

        The following is a summary of the material United States federal income tax consequences of the Offer and the Merger to stockholders of Emergent Group whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of Emergent Group. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly retroactively. Any such change could affect the accuracy of the statements set forth in this discussion. The discussion applies only to stockholders of Emergent Group in whose hands Shares are capital assets within the meaning of Section 1221 of the Code. No ruling has been or will be sought from the IRS, and no opinion of counsel has been or will be rendered as to the tax consequences of the Offer and the Merger.

        This discussion does not address the United States federal income tax consequences to a stockholder who acquired Shares pursuant to the exercise of employee stock options or otherwise as compensation, nor does it address the United States federal income tax consequences to a stockholder who receives Merger consideration as the result of the vesting and/or the deemed exercise of stock options or warrants or as the result of the vesting of restricted stock. In addition, this discussion does not address tax considerations applicable to stockholders that may be subject to special tax rules under the Code including, without limitation, insurance companies, tax-exempt organizations, financial institutions, regulated investment companies, partnerships, S-corporations, limited liability companies and other pass-through entities and broker-dealers. This discussion does not address the United States federal income tax consequences to any stockholder of Emergent Group who, for United States federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, or a U.S. holder having a functional currency other than the U.S. dollar, nor does it consider the effect of any federal estate or gift tax laws or state, local or foreign tax laws. This discussion also does not address tax considerations that may be relevant to stockholders of Emergent Group in light of their particular circumstances, such as holding Shares as part of a straddle, hedge, conversion, or constructive sale transaction, an integrated investment or other risk-reduction transaction. If a partnership holds the Shares, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding Shares should consult their tax advisors regarding the tax consequences of the Offer and the Merger.

        Because individual circumstances may differ, each stockholder should consult its, his or her own tax advisor to determine the applicability of the rules discussed below and the particular tax consequences of the Offer and the Merger for a beneficial holder of Shares, including the application and effect of the alternative minimum tax and any state, local and foreign tax laws and of changes in such laws.

        The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a stockholder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received for the Shares and the stockholder's adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger (determined before the deduction of backup withholding, if any). Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same price per share in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be capital gain or loss and generally will be long-term capital gain or loss if the stockholder's holding period for such Shares is more than one year at the time of consummation of the Offer or the Merger, as the case may be. Long-term capital gains recognized by a non-corporate stockholder upon a disposition of a Share generally will be eligible for reduced United States federal income tax rates. In the case of Shares that have been held for one year or less, such capital gains generally will be subject to tax at ordinary income tax rates. For both corporate and noncorporate taxpayers, certain limitations apply to the deductibility of a stockholder's capital losses.

        Information Reporting and Backup Withholding.    A stockholder whose Shares are purchased in the Offer or exchanged for cash pursuant to the Merger is subject to information reporting and may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase.

6.     Price Range of the Shares; Dividends

        The Shares currently trade on the NYSE Alternext under the symbol "LZR." Emergent Group has advised Parent and the Purchaser that, as of the close of business on February 25, 2011, there were 6,955,258 Shares outstanding (including 214,098 restricted shares), options to purchase 191,439 Shares and warrants to purchase 1,196 Shares.

        The following table sets forth, for the periods indicated, the high and low sale prices per Share for each quarterly period indicated, as reported by the NYSE Alternext based on published financial sources.

	High	Low
Year Ended December 31, 2009
First Quarter	$10.15	$4.45
Second Quarter	$11.14	$6.55
Third Quarter	$8.66	$6.30
Fourth Quarter	$8.81	$6.51
Year Ended December 31, 2010
First Quarter	$9.15	$7.30
Second Quarter	$8.10	$6.69
Third Quarter	$6.94	$4.71
Fourth Quarter	$8.65	$5.00
Year Ended December 31, 2011
First Quarter (through February 25, 2011)	$8.46	$6.00

        On February 4, 2011, the trading day immediately prior to the public announcement of the execution of the Merger Agreement, the reported closing sales price of the Shares on the NYSE Alternext was $6.06. On February 25, 2011, the last full trading day prior to the commencement of the Offer, the reported closing sales price of the Shares on the NYSE Alternext was $8.41. According to Emergent Group's Current Report on Form 8-K filed on December 22, 2010, on December 7, 2010 the Emergent Group Board declared a cash dividend of $0.90 per share payable on January 4, 2011 payable to shareholders of record as of December 17, 2010. According to Emergent Group's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, in December 2009, the Emergent Group Board declared a cash dividend of $0.40 per share payable on January 13, 2010 to stockholders of record on December 23, 2009. In December 2008, the Emergent Group Board declared a cash dividend of $0.30 per share payable to stockholders of record on December 29, 2008, which was paid on January 12, 2009. According to Emergent Group's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, the Emergent Group Board will determine the future dividend policy on the basis of various factors, including results of operations, financial condition, capital requirements, investment and acquisition opportunities and the potential availability of outside capital in the financial markets. Further, Emergent Group's bank covenants with its primary lender may prohibit or restrict its ability to pay cash dividends in future periods. In addition, the Merger Agreement provides that, from the date of the Merger Agreement to the time at which Shares are first accepted pursuant to the Offer, Emergent Group will not (i) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of its capital stock, other than dividends from wholly owned Emergent Group subsidiaries to it or another of its wholly owned Emergent Group subsidiaries or (ii) directly or indirectly adjust, split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock. Stockholders are urged to obtain a current market quotation for the Shares.

7.     Certain Effects of the Offer

        Market for the Shares.    The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

        Stock Quotation.    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NYSE Alternext. The rules of the NYSE Alternext establish certain criteria that, if not met, could lead to the discontinuance of listing of the Shares on the NYSE Alternext. Among such criteria are the number of stockholders, the number of Shares publicly held and the aggregate market value of the Shares publicly held. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE Alternext for continued listing and the listing of the Shares is discontinued, the market for the Shares would be adversely affected.

        If the NYSE Alternext were to delist the Shares (Parent, the Purchaser, and Emergent Group have agreed pursuant to the Merger Agreement to cooperate in taking all actions necessary to delist the Shares), it is possible that the Shares would be traded on other securities exchanges (with trades published by such exchanges) or in a local or regional over-the-counter market. The extent of the public market for the Shares would, however, depend upon the number of holders of Shares and the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, and the possible termination of registration of the Shares under the Exchange Act.

        Margin Regulations.    The Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Emergent Group to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Emergent Group to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Emergent Group, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of Emergent Group and persons holding "restricted securities" of Emergent Group to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for stock exchange listing. We intend and will cause Emergent Group to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met. If registration of the Shares is not terminated prior to the Merger, the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

8.     Certain Information Concerning Emergent Group

        Except as specifically set forth herein, the information concerning Emergent Group contained in this Offer to Purchase has been taken from or is based upon information furnished by Emergent Group or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to Emergent Group's public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. We have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue. However, we do not assume any responsibility for the accuracy or completeness of the information concerning Emergent Group, whether furnished by Emergent Group or contained in such documents and records, or for any failure by Emergent Group to disclose events which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to us.

        General.    Emergent Group is a Nevada corporation with its principal offices at 10939 Pendleton Street, Sun Valley, California 91352 and its telephone number is (818) 394-2800. The following description of Emergent Group and its business has been taken from Emergent Group's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and is qualified in its entirety by reference to such Form 10-K.

        Emergent Group is the parent company of PRI Medical Technologies, Inc., its wholly owned and primary operating subsidiary ("PRI Medical"). PRI Medical is a provider of surgical equipment on a fee for service basis to hospitals, surgical care centers and other health care providers. PRI Medical serves both large and small health care providers, including: (i) smaller independent hospitals and physicians who cannot afford to buy surgical equipment because of budget constraints or cannot justify buying due to limited usage; and (ii) larger, well-financed hospitals that may be able to purchase equipment for use in their own facility but may choose not to because reimbursement or utilization rates for certain procedures do not warrant a capital commitment. Additionally, infrequent utilization may not justify the cost of training and retention of technicians to operate such equipment. PRI Medical is also able to provide its technicians to support hospital-owned surgical equipment on a fee for service basis, thus improving efficiency and reducing costs for the hospital. Reduced operating costs and improved flexibility for hospitals are elements of the PRI Medical value proposition to its customers.

        PRI Medical makes mobile surgical services available to its customers by providing mobile lasers and other surgical equipment on a per procedure basis to hospitals, outpatient surgery centers, and physician offices along with technical support and disposable supplies required to utilize the equipment.

        PRI Medical's mobile surgical services focuses on primarily surgical care. Physicians perform surgeries at hospitals or surgery centers by renting PRI Medical's laser or other equipment and receive PRI Medical's technical support and expertise that is provided with the equipment, allowing the staff to concentrate on their patient care duties without the distraction of setup and running of the equipment.

        PRI Medical has approximately 800 active accounts in 16 states and experiences a high rate of repeat business from the hospitals, surgery centers and doctors it serves. The market encompasses many disciplines including general surgery, orthopedic surgery, otolaryngology, urology, obstetrics, gynecology, podiatry, dermatology, and plastic/cosmetics. Equipment is increasingly becoming more specialized to specific medical procedures, and the coordination of technical training of the physician regarding the use of equipment is an integral part of PRI Medical's business.

        PRI Medical's healthcare distribution network allows physicians, hospitals and healthcare facilities access to new medical equipment without the expense of acquisition. PRI Medical is able to help manufacturers bring advanced medical technologies to market by using its distribution channels and its relationships with hospitals, doctors and other healthcare facilities to introduce selected additional surgical products and services to end users on a 'fee per procedure' model. By making new technologies available to physicians PRI Medical seeks to become a provider of innovative medical device and support services to the healthcare community early in a product's life cycle.

        Available Information.    The Shares are registered under the Exchange Act. Accordingly, Emergent Group is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Emergent Group's directors and officers, their remuneration, stock options granted to them, the principal holders of Emergent Group's securities, any material interests of such persons in transactions with Emergent Group and other matters is required to be disclosed in proxy statements, the most recent one having been filed with the SEC on April 9, 2010. Such information also is available in Emergent Group's Solicitation/Recommendation Statement on Schedule 14D-9 and the Information Statement annexed thereto that is being mailed to you together with this Offer to Purchase. Such reports, proxy statements and other information are available for inspection at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0213. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC at the address above. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants, including Emergent Group, that file electronically with the SEC.

9.     Certain Information Concerning Parent and the Purchaser

        Parent is a Delaware corporation with its principal executive offices located at 7700 France Avenue South, Suite 275, Edina Minnesota, 55435. Parent's telephone number is (952) 893-3200. Parent is a leading provider of medical equipment management and service solutions to the US healthcare industry. Parent manages more than 565,000 pieces of medical equipment for over 8,600 clients in all 50 states.

        For more than 70 years, Parent has delivered medical equipment management and service solutions that help clients reduce costs, increase operating efficiencies, improve caregiver satisfaction and support optimal patient outcomes. Parent provides service, and offers tools and documentation to verify positive results for caregivers and patients.

        The Purchaser's principal executive offices are located at 7700 France Avenue South, Suite 275, Edina Minnesota, 55435. The Purchaser's telephone number is (952) 893-3200. The Purchaser is a newly formed Nevada corporation and a wholly owned subsidiary of Parent. The Purchaser was formed for the purpose of making the Offer and has not conducted, and does not expect to conduct, any business other than in connection with the Offer and the Merger.

        The name, business address, business phone number, citizenship, present principal occupation or employment, and material occupations, positions, offices or employment for at least the past five years for each director and executive officer of Parent and the Purchaser and certain other information are set forth in Schedule I to this Offer to Purchase.

        Except as described in this Offer to Purchase, as of the date of this Offer to Purchase: (i) none of Parent, the Purchaser or, to the knowledge of Parent and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent, the Purchaser or, to the knowledge of Parent and the Purchaser, any of the persons so listed, beneficially owns any equity securities of Emergent Group, (ii) none of Parent, the Purchaser or, to the knowledge of Parent and the Purchaser, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares during the past 60 days, (iii) none of Parent, the Purchaser or, to the knowledge of Parent and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with respect to any securities of Emergent Group, (iv) there have been no transactions that would require reporting under the rules and regulations of the SEC applicable to the Offer between Parent, the Purchaser or any of their respective subsidiaries or, to the knowledge of Parent and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Emergent Group or any of its executive officers, directors or affiliates, on the other hand, and (v) there have been no contacts, negotiations or transactions between Parent, the Purchaser or any of their respective subsidiaries or, to the knowledge of Parent and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Emergent Group or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.

        None of the persons listed in Schedule I to this Offer to Purchase has, to the knowledge of Parent or the Purchaser, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I to this Offer to Purchase has, to the knowledge of Parent or the Purchaser, during the past five years, been a party to a proceeding of a judicial or administrative body of competent jurisdiction that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting or mandating activities subject to, United States federal or state securities laws, or a finding of any violation of United States federal or state securities laws.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (as amended from time to time, the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by the Purchaser with the SEC, are available for inspection at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC at the address above. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that the Purchaser has filed electronically with the SEC.

10.   Source and Amount of Funds

        We estimate that we will need approximately $70 million to purchase all of the Shares pursuant to the Offer, to consummate the Merger and to pay estimated related transaction fees and expenses. Our obligation to accept for payment Shares tendered in the Offer is not conditioned upon obtaining financing. Parent will provide us with such funds by means of a capital contribution. We have no alternative financing arrangements or alternative financing plans. In addition to internally available cash, Parent will use funds available under its existing credit facility to cause us to have sufficient funds to complete the Offer and the Merger.

        The Purchaser believes the financial condition of the Purchaser and Parent is not material to a decision by a holder of Shares whether to sell, hold or tender Shares in the Offer because (i) the Offer is being made for all outstanding Shares solely for cash, (ii) the Purchaser, through its parent company, Parent, will have sufficient funds and financial resources available to purchase all Shares validly tendered in the Offer or acquired in the Merger, (iii) the Offer is not subject to any financing condition and (iv) if the Purchaser consummates the Offer, the Purchaser will acquire any remaining Shares for the same cash price in the Merger.

11.   Background of the Offer; Past Contacts or Negotiations with Emergent Group

        As part of its continuous evaluation of its business and plans, Parent regularly considers a variety of strategic opportunities for expanding the products and services it offers its customers. The opportunities include discussions with medical equipment manufacturers and other healthcare services companies. In particular, Parent has evaluated transactions consistent with its long-term strategic goal of expanding products and services offered in the acute care operating room environment.

        On October 6, 2010, Timothy W. Kuck, Parent's Executive Vice President, Strategy & Business Development, had an introductory telephone call with Bruce J. Haber, Emergent Group's Chairman and Chief Executive Officer, and David W.M. Harvey of Harvey & Company LLC, an advisor to Parent, to discuss in general the services offered by PRI Medical, a wholly owned subsidiary of Emergent. During the conversation, Mr. Haber limited the amount of information he would share before the parties executed a confidentiality agreement. Mr. Kuck indicated Parent was interested in learning more details about PRI Medical and offered to sign a confidentiality agreement.

        On October 26, 2010, Parent and Emergent Group executed a confidentiality agreement.

        At a meeting of Parent's board of directors held on November 10, 2010, management briefed the board on a number of strategic initiatives, including a potential relationship with PRI Medical. Management summarized the strategic rationale for considering a relationship with PRI Medical, including a co-marketing of services or potential acquisition of Emergent Group.

        On November 16, 2010, Gary Blackford, Parent's Chief Executive Officer, and Mr. Kuck met in New York City with Mr. Haber and Louis Buther, Emergent Group's President. At that meeting, the parties discussed the similarities between the Parent and PRI Medical business models, especially the fact that both companies focus on using people, process and technologies to assist healthcare providers in reducing costs, enhancing efficiencies and improving patient outcomes. The parties agreed to have future discussions about how the two companies might work together to expand the services they provide to their respective customers.

        On November 29 and 30, 2010, representatives of Parent and the Company, including Messrs. Blackford, Kuck, Haber and Buther, met in Minneapolis. Representatives of Parent reviewed the strategic benefits of combining the companies and proposed to acquire Emergent for a per share price in the $7.00 to $8.00 range. Mr. Haber indicated that this valuation range was likely to be insufficient, but that a range of $8.00 to $9.00 might be of interest to the Emergent Group Board and Emergent Group stockholders. The parties agreed to continue discussions and see if an agreement could be reached.

        On December 9, 2010, Mr. Kuck contacted Mr. Haber and indicated that Parent was considering a proposal to acquire Emergent Group at a price per Share in the range of $8.00 to $9.00, but that Parent would require an exclusivity period to move forward.

        On December 13, 2010, Mr. Kuck contacted Mr. Haber and advised him that Parent was intending to submit an indication of interest to acquire Emergent Group, and that Parent expected to receive an exclusive period to negotiate a definitive transaction.

        On December 14, 2010, Parent submitted a preliminary, non-binding indication of interest to acquire Emergent Group at a price of $8.50 per Share in cash, along with a proposed exclusivity agreement that provided Parent with an exclusive negotiating period expiring on February 12, 2011.

        On December 16, 2010, Mr. Haber sent an e-mail to Mr. Kuck, advising him that the Emergent Group Board would be willing to proceed with negotiations with Parent, provided that the price offered by Parent was increased to $8.90 per Share, the exclusivity period set forth in the proposed exclusivity agreement expires on January 31, 2011 and that the exclusivity agreement include a twenty-four month non-solicitation provision that prohibited Parent from hiring any employees of Emergent Group or providing competitive services to Emergent Group's existing customers during such period.

        From December 17, 2010 through December 20, 2010, Messrs. Kuck and Haber had several telephone conversations and exchanged several e-mails regarding the price that Parent was willing to offer and that the Emergent Group Board was willing to accept. On December 20, 2010, Mr. Haber indicated to Mr. Kuck that the Emergent Group Board was willing to proceed with negotiating a definitive agreement with Parent based on a purchase price of $8.75 per Share.

        From December 20, 2010 to December 22, 2010, representatives of Dorsey & Whitney LLP, outside legal counsel to Parent ("Dorsey & Whitney"), and Otterbourg, Steindler, Houston & Rosen, P.C., outside legal counsel to Emergent Group ("Otterbourg"), discussed and negotiated the revised terms of an exclusivity agreement and the amount of any termination fee payable pursuant to a definitive acquisition agreement executed by Parent and Emergent Group.

        On December 22, 2010, Parent and Emergent Group entered into an exclusivity agreement which, among other matters, prohibited Emergent Group from soliciting or continuing negotiations with any other party until January 31, 2011. Parent and Emergent Group also verbally agreed that any termination fee payable pursuant to a definitive acquisition agreement would not exceed a maximum of three and a half percent of the aggregate offer price.

        On December 30, 2010, Parent and its advisors were provided access to an electronic data room containing certain non-public financial, operational and other information about Emergent Group and began their due diligence review of Emergent Group.

        On January 5, 2011 and January 6, 2011, representatives of Parent visited Emergent Group's headquarters in Sun Valley, California to meet with Emergent Group's Chief Financial Officer, William M. McKay, and begin their due diligence review of Emergent Group's business.

        On January 12, 2011 and January 13, 2011, representatives of Parent visited Emergent Group's headquarters in Sun Valley, California to attend a management presentation regarding Emergent Group's business by Emergent Group's executive management.

        On January 13, 2011, Dorsey & Whitney delivered to Otterbourg a draft merger agreement, along with a form of tender and voting agreement that Parent was seeking to have signed by certain stockholders of Emergent Group. The merger agreement was structured as a two-step merger, involving a tender offer for the Shares, followed by a back-end merger to acquire those Shares not acquired in the tender offer. As drafted, the tender offer was subject to the receipt by Parent of a majority of the Shares (the "minimum condition"). The merger agreement also included a "top-up" option, whereby Parent was granted an irrevocable option to purchase from Emergent Group up to the number Shares that, when added to the number of Shares acquired by Parent in the tender offer, constituted at least one Share more than ninety percent (90%) of the Shares that would be outstanding immediately after the issuance of all Shares to be issued upon exercise of the option.

        On January 17, 2011, Mr. Haber telephoned Mr. Kuck to discuss certain issues that the Emergent Group Board had on the transaction structure as set forth in the draft merger agreement and that the Emergent Group Board wanted to resolve these issues before moving forward with more detailed negotiations. Specifically, the Emergent Group Board was seeking a "go-shop" period during which it was permitted to actively solicit higher bids following the execution of the merger agreement. The Emergent Group Board also wanted to set the threshold number of Shares that Parent was required to have acquired in the Offer before Parent would be able to exercise the top-up option to a level greater than a majority of Shares.

        On January 17, 2011 and January 18, 2011, representatives of Parent visited Emergent Group's executive management in Los Angeles to discuss potential revenue growth opportunities for Emergent Group, including sales strategies and options to enter new markets.

        On January 19, 2011, Messrs. Kuck and Haber had a telephone conversation during which they discussed the demand by the Emergent Group Board to have a "go-shop" period and the threshold number of Shares that Parent was required to have acquired in the Offer before Parent was able to exercise the top-up option. Mr. Kuck advised Mr. Haber that Parent was willing to increase the minimum condition to a level higher than a majority of Shares, but that it was not willing to accept a higher threshold relating to the top-up option.

        January 21, 2011, representatives of Dorsey & Whitney sent representatives of Otterbourg a revised draft of the merger agreement that included a "go shop" period of twenty-one days and increased the minimum condition to sixty percent.

        On January 25, 2011, Mr. Kuck contacted Mr. Haber to advise him of certain items that Parent had uncovered during its due diligence review of Emergent Group, and that Parent was seeking to reduce the price being offered by Parent to acquire Emergent Group. Later that day, Messrs. Blackford, Kuck and Haber agreed subject to Emergent Group Board approval that the purchase price would be reduced to $8.46 per Share.

        On January 27, 2011, Parent and Emergent Group agreed to revise the exclusivity agreement to extend the period of exclusivity until February 9, 2011.

        At a meeting of Parent's board of directors held on the morning of January 28, 2011, the board received an update from management on the Emergent Group opportunity. Management reviewed with the board the status of Parent's due diligence review of Emergent Group and the status of negotiations on a definitive agreement.

        In the afternoon of January 28, 2011, representatives of Otterbourg provided representatives of Dorsey & Whitney with comments on the draft merger agreement and form of tender and voting agreement.

        On February 1, 2011, representatives of Dorsey & Whitney discussed with representatives of Otterbourg, Emergent Group's comments on the draft merger agreement and the form of tender and voting agreement.

        On February 2, 2011, representatives of Otterbourg sent a revised draft of the merger agreement and the form of tender and voting agreement to representatives of Dorsey & Whitney. Later that afternoon, Messrs. Kuck and Haber and representatives of Dorsey & Whitney and Otterbourg held a telephone conference to discuss the changes to the draft merger agreement and form of tender and voting agreement that were proposed by Emergent Group in their revised drafts, including Emergent Group's desire to have a higher threshold on the top-up option. That evening, representatives of Dorsey & Whitney sent a further revised draft of the merger agreement to representatives of Otterbourg, which reflected an increase in the minimum condition to sixty-five percent.

        From December 30th, 2010 to February 6, 2011, Parent conducted and completed its due diligence investigation of Emergent Group and Emergent Group's executive management responded to Parent's additional due diligence requests. Representatives of Dorsey & Whitney and Otterbourg negotiated the Merger Agreement and related documentation. Parent also negotiated Tender Agreements with each of the executive officers and directors of Emergent Group and a member of the immediate family of one of such persons pursuant to which each individual agreed (1) to tender all of his shares of Common Stock in the Offer, (2) in the event that a vote of Emergent Group's stockholders would be required in furtherance of the Merger Agreement or the transactions contemplated thereby, including the Merger, to vote all Shares of Common Stock controlled by him (to the extent any such Shares are not purchased in the Offer) in favor of the approval of the Merger and the adoption of the Merger Agreement and against any proposal inconsistent therewith.

        At a telephonic meeting of Parent's board of directors held on February 4, 2011, the board reviewed the proposed transaction with Emergent Group, including the material terms of the merger agreement, with management and Parent's advisors and authorized Parent to enter into a definitive merger agreement for the acquisition of Emergent Group at a price of $8.46 per Share, in cash.

        In the afternoon of February 6, 2011, Parent, the Purchaser and Emergent Group entered into the Merger Agreement. As a condition to the Merger Agreement, each of the executive officers and directors of Emergent Group and a member of the immediate family of one of such persons entered into the Tender Agreements with Parent and the Purchaser. Each of Parent and Emergent group issued a press release announcing the entry into the Merger Agreement in the early morning of February 7, 2011. In addition, pursuant to the terms of the Merger Agreement, the 21-day "go shop" period during which Emergent Group could solicit competing offers commenced on February 7, 2011.

        After February 7, 2011, Parent and its advisors began to prepare for the anticipated launch of the Offer pursuant to the terms of the Merger Agreement, including drafting the Schedule TO, the exhibits thereto and the other disclosure documentation to be filed with the Commission. In addition, Parent hired American Stock & Transfer Company, LLC to act as Depositary and Paying Agent, and Phoenix Advisory Partners to act as Information Agent in connection with the Offer.

        Between February 7, 2011 and February 27, 2011, Parent, Emergent Group and their respective advisors held conference calls and exchanged e-mails with respect to gathering the necessary information for the filings required by the transaction.

        On the evening of February 27, 2011, the 21-day "go shop" period provided for in the Merger Agreement expired.

        On March 2, 2011, the Purchaser commenced the Offer. During the pendency of the Offer, Parent intends to have ongoing contacts with Emergent Group and its directors, officers and stockholders.

12.   The Merger Agreement; Other Agreements

        Merger Agreement.    The following summary of certain provisions of the Merger Agreement is qualified by reference to the Merger Agreement itself, which is incorporated herein by reference. We have filed a copy of the Merger Agreement as an exhibit to the Schedule TO. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9—"Certain Information Concerning Parent and the Purchaser" of this Offer to Purchase. Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Merger Agreement. For a complete understanding of the Merger Agreement, you are encouraged to read the Merger Agreement in its entirety.

        The Offer.    The Merger Agreement provides that the Purchaser will, and Parent will cause the Purchaser to, as promptly as practicable after February 27, 2011, commence the Offer. The Purchaser's obligation to accept for payment and pay for Shares validly tendered in the Offer is subject to the satisfaction of the Minimum Condition and the other conditions that are described in Section 15—"Certain Conditions of the Offer" of this Offer to Purchase (together, the "Offer Conditions"). Subject to the satisfaction of the Offer Conditions, the Merger Agreement provides that the Purchaser will accept for payment and pay for all Shares validly tendered and not validly withdrawn in the Offer as soon as practicable after the Expiration Time.

        The Purchaser expressly reserves the right in the Merger Agreement to waive any condition to the Offer or to modify the terms of the Offer, except that, without the prior written consent of Emergent

Group, the Purchaser may not: (i) waive or change the Minimum Condition; (ii) decrease the Offer Price; (iii) change the form of consideration to be paid in the Offer; (iv) decrease the number of Shares sought in the Offer; (v) extend or otherwise change the Expiration Time except as otherwise provided in the Merger Agreement; or (vi) otherwise amend, modify or supplement any of the Offer Conditions or terms of the Offer in a manner materially adverse to the holders of the Shares.

        The Merger Agreement contains provisions to govern the circumstances in which the Purchaser is permitted to extend the Offer. Specifically, the Purchaser can extend the Offer (i) from time to time if, at the scheduled or extended Expiration Time of the Offer, any of the Offer Conditions is not satisfied or waived, until the Offer Conditions are satisfied or waived and (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period otherwise required by applicable law. If any of the Offer Conditions is not satisfied or waived on any scheduled Expiration Time of the Offer, the Purchaser shall extend the Offer, if such Offer Condition or Offer Conditions could reasonably be expected to be satisfied, from time to time until such Offer Condition or Offer Conditions are satisfied or waived; provided that, in each case, the Purchaser shall not be required to extend the Offer beyond the earlier of (x) June 30, 2011 and (y) the date that is 60 days after the date that all of the Offer Conditions (other than the Minimum Condition and those that by their nature are to be satisfied at the expiration of the Offer) have been satisfied or, to the extent permissible, have been waived by the Purchaser.

        If, after the expiration of the Offer, fewer than 90% of the issued and outstanding Shares are accepted for payment pursuant to the Offer, then the Purchaser may provide for a subsequent offering period in accordance with Rule 14d-11 under the Exchange Act. A subsequent offering period, if included, will be an additional period of not less than three business days beginning on the next business day following the then-scheduled Expiration Time, during which any remaining stockholders may tender, but not withdraw, their Shares and receive the Offer Price. If the Purchaser includes a subsequent offering period, the Purchaser will immediately accept and promptly pay for all Shares that were validly tendered during the initial offering period. During a subsequent offering period, tendering stockholders will not have withdrawal rights, and the Purchaser will immediately accept and promptly pay for any Shares tendered during the subsequent offering period.

        Top-Up Option.    Pursuant to the Merger Agreement, Emergent Group granted to the Purchaser an irrevocable Top-Up Option, for so long as the Merger Agreement has not been terminated pursuant to the provisions thereof (the "Top-Up Option"), to purchase from Emergent Group, up to the number of authorized and unissued Shares equal to the number of Shares that, when added to the number of Shares owned by the Purchaser at the time of the exercise of the Top-Up Option, constitutes at least one Share more than 90% of the Shares that would be outstanding immediately after the issuance of all Shares to be issued upon exercise of the Top-Up Option (such Shares to be issued upon exercise of the Top-Up Option, the 'Top-Up Shares"). The Top-Up Option will terminate upon the earlier to occur of (i) the Effective Time and (ii) termination of the Merger Agreement in accordance with Article 10 thereof. The aggregate purchase price payable for any Top-Up Shares purchased by the Purchaser pursuant to the Top-Up Option will be determined by multiplying the number of such Top-Up Shares by the Offer Price, without interest. Such purchase price may be paid by the Purchaser, at its election, either (A) entirely in cash or (B) by paying in cash an amount equal to not less than the aggregate par value of such Top-Up Shares and by executing and delivering to Emergent Group a promissory note having a principal amount equal to the balance of such purchase price. Any such promissory note will bear interest at the rate of 3% per annum, will mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty. If the Minimum Condition has been met and the other Offer Conditions have been satisfied or waived and there has not been validly tendered and not validly withdrawn that number of Shares which, when added to the Shares owned by the Purchaser, would represent at least 90% of the Shares outstanding on the Acceptance Date, the Purchaser will be deemed to have exercised the Top-Up Option on the

Acceptance Date. The parties will use their reasonable best efforts to cause the Merger to be consummated in accordance with Section 92A.180 of Nevada Law as contemplated by Section 8.5 of the Merger Agreement as close in time as possible to (including, to the extent possible, on the same day as) the issuance of the Top-Up Shares.

        Emergent Group's Board of Directors.    Pursuant to the Merger Agreement, after the Purchaser accepts for payment all Shares validly tendered in the Offer, Parent will be entitled to designate the number of directors, rounded up to the next whole number, on the Emergent Group Board that equals the product of (i) the total number of directors on the Emergent Group Board (giving effect to the election of any additional directors pursuant to this sentence) and (ii) the percentage that the number of Shares beneficially owned by Parent and/or the Purchaser (including Shares accepted for payment) bears to the total number of Shares outstanding, and Emergent Group will cause Parent's designees to be elected or appointed to the Emergent Group Board, including by increasing the number of directors and seeking and accepting resignations of incumbent directors. At such time, Emergent Group will also cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (A) each committee of the Emergent Group Board and (B) as requested by Parent, each board of directors of each subsidiary of Emergent Group (and each committee thereof) that represents the same percentage as such individuals represent on the Emergent Group Board. Notwithstanding the foregoing, until Parent and/or the Purchaser acquires a majority of the outstanding Shares on a fully-diluted basis, Emergent Group must use its reasonable best efforts to ensure that all of the members of the Emergent Group Board and such committees and boards as of the date of the Merger Agreement who are not employees of Emergent Group remain members of the Emergent Group Board and such committees and boards until the Effective Time.

        After election or appointment of the Purchaser's designees to the Emergent Group Board, but prior to the Effective Time, the approval by affirmative vote or written consent of a majority of the directors of Emergent Group then in office who were not designated by Parent or the Purchaser (the "Independent Directors") will be required, in each case, for:

  •
  any amendment or termination of the Merger Agreement by Emergent Group;

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  any extension of time by Emergent Group for performance of any obligation or action under the Merger Agreement by Parent or the Purchaser; or

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  any waiver of compliance with any of the agreements or conditions contained in the Merger Agreement for the benefit of Emergent Group.

        The Merger.    The Merger Agreement provides that, upon and subject to the conditions of the Merger Agreement, and in accordance with Nevada law, at the Effective Time:

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  the Purchaser will be merged with and into Emergent Group, and the separate existence of the Purchaser will cease; and

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  Emergent Group will continue as the surviving corporation of the Merger (the "Surviving Corporation").

        At the Effective Time, (i) the certificate of incorporation of Emergent Group, as in effect immediately prior to the Effective Time, will be the certificate of incorporation of the Surviving Corporation and (ii) the bylaws of Emergent Group, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation.

        Conditions to the Merger.    The obligations of the parties to complete the Merger are subject to the satisfaction or (to the extent permitted by law) waiver of each of the Offer Conditions.

        Conversion of Capital Stock.    At the Effective Time:

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  each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be converted in accordance with the following bullet point) will be converted automatically into the right to receive an amount in cash per share equal to the Offer Price without interest (the "Merger Consideration");

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  Each Share held by any subsidiary of either Emergent Group or Parent (other than the Purchaser) immediately prior to the Effective Time will be converted into such number of shares of stock of the Surviving Corporation such that each such subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such subsidiary owned in Emergent Group immediately prior to the Effective Time; and

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  Each share of common stock of the Purchaser outstanding immediately prior to the Effective Time will be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and will constitute the only outstanding shares of capital stock of the Surviving Corporation (except for any such shares resulting from the conversion of Shares pursuant to the preceding bullet point).

        After the Effective Time, the Shares will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of a certificate representing any such Shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate.

        Treatment of Options.    At or immediately prior to the Effective Time, each option to purchase Shares outstanding under any stock option or compensation plan or arrangement of Emergent Group covering any current or former employee, director or other service provider, whether vested or unvested, will be canceled, and the Surviving Corporation will pay each holder of any such option at or promptly after the Effective Time for each such option an amount in cash determined by multiplying (i) the excess, if any, of the Offer Price per Share (or, if lesser, the fair market value of a Share as of the Effective Time, as determined in accordance with Section 409A of the Code) over the applicable exercise price of such option by (ii) the number of Shares such holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the Effective Time.

        Restricted Stock.    Each restricted share award and other right, contingent or accrued, to acquire or receive Shares or benefits measured by the value of Shares, and each award of any kind consisting of Shares that may be held, awarded, outstanding, payable or reserved for issuance under any stock option or compensation plan or arrangement of Emergent Group, other than stock options immediately prior to the Effective Time, whether or not then vested or exercisable, will be, by virtue of the Merger and without any action on the part of Parent, the Purchaser, Emergent Group, the holder of the stock award or any other person, canceled and converted into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of (x) the aggregate number of Shares in respect of such stock award multiplied by (y) the Merger Consideration, less any income or employment tax required to be withheld under any applicable state, local, or foreign tax laws or any other applicable law.

        Warrants.    At the Effective Time, each outstanding warrant to acquire Shares will be, by virtue of the Merger and without any action on the part of Parent, the Purchaser, Emergent Group, the holder of the warrant or any other person, canceled and converted into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, and the Surviving Corporation will pay each holder of any such warrant an amount in cash determined by multiplying (i) the excess, if any, of the Offer Price per Share over the applicable exercise price of such warrant by (ii) the number of Shares such holder could have purchased had such holder exercised such warrant in full immediately prior to the Effective Time.

        Merger Without a Meeting of Stockholders; Stockholders' Meeting.    If, following the Offer and any subsequent offering period and the exercise, if any, of the Top-Up Option, Parent and its subsidiaries own at least 90% of the Shares, the parties to the Merger Agreement will take all necessary and appropriate action, including with respect to the transfer to the Purchaser of any Shares held by Parent or any subsidiary of Parent, to cause the Merger to become effective as soon as practicable after the Offer closing without a meeting of Emergent Group's stockholders in accordance with Nevada law.

        If approval of the stockholders of Emergent Group is required to consummate the Merger, promptly following the Acceptance Date, Emergent Group has agreed to file with the SEC under the Exchange Act in preliminary form a proxy statement relating to the meeting of its stockholders to be held for the purpose of considering and taking action on the Merger Agreement, and shall use its reasonable best efforts to have such proxy statement cleared by the SEC promptly. At the stockholders meeting, if any, Parent agrees to cause all Shares acquired pursuant to the Offer and all other Shares owned by Parent, the Purchaser, or any subsidiary of Parent to be voted in favor of the Merger.

        Representations and Warranties.    The Merger Agreement contains representations and warranties made by Emergent Group to Parent and the Purchaser and representations and warranties made by Parent and the Purchaser to Emergent Group. The representations and warranties in the Merger Agreement were made solely for purposes of the Merger Agreement, were the product of negotiations among Emergent Group, Parent and the Purchaser, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. Some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters of fact. Moreover, inaccuracies in the representations and warranties are subject to waiver by the parties to the Merger Agreement without notice to you. Accordingly, you should not rely on the representations and warranties contained in the Merger Agreement as statements of actual facts.

        In the Merger Agreement, Emergent Group has made customary representations and warranties to Parent with respect to, among other things:

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  corporate matters related to Emergent Group and its subsidiaries, such as organization, standing, qualification, power and authority to operate its business;

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  Emergent Group's corporate power and authority to enter into the Merger Agreement;

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  all necessary approval by the Emergent Group Board approving the Merger Agreement, the Offer and the Merger;

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  the absence of violations of laws, judgments, governance documents or contracts because of the Merger Agreement, the Offer and the Merger;

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  required consents and approvals with respect to the Offer and the Merger;

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  Emergent Group's capital structure;

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  Emergent Group's subsidiaries;

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  Emergent Group's SEC reports and financial statements;

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  Emergent Group's compliance with the Sarbanes-Oxley Act;

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  the information included in certain documents filed by Emergent Group with the SEC, including Emergent Group's information in this Offer to Purchase, or sent to Emergent Group's stockholders in connection with the Offer and the Merger;

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  conduct of Emergent Group's business and the absence of a Material Adverse Effect with respect to Emergent Group;

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  compliance with laws;

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  the absence of litigation;

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  properties;

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  intellectual property;

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  taxes;

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  Emergent Group's employee benefit plans, ERISA matters and certain related matters;

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  environmental matters;

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  material contracts;

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  compliance with information privacy and security laws;

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  the suitability and adequacy of Emergent Group's equipment;

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  broker's or finder's fees;

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  receipt of the opinion of Emergent Group's financial advisor; and

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  the inapplicability of Nevada takeover statutes.

        In the Merger Agreement, Parent has made customary representations and warranties to Emergent Group with respect to, among other things:

  •
  corporate matters related to Parent and the Purchaser, such as organization, standing, power and authority;

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  the absence of violations of laws, judgments, governance documents or contracts because of the Merger Agreement, the Offer and the Merger that would reasonably be expected to have a Material Adverse Effect;

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  all necessary approval by Parent's and Purchaser's board of directors approving the Merger Agreement, the Offer and the Merger;

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  the information included in certain documents filed by Parent with the SEC or sent to Emergent Group's stockholders in connection with the Offer and the Merger;

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  broker's or finder's fees; and

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  the sufficiency of funds to consummate the Offer and the Merger.

        Some of the representations and warranties in the Merger Agreement made by Emergent Group, Parent and the Purchaser are qualified as to "materiality" or by reference to a "Material Adverse Effect." For purposes of the Merger Agreement, a "Material Adverse Effect" means any occurrence, change, event, effect or circumstance that, individually or in the aggregate, (i) is or would be reasonably likely to be, materially adverse to the business, results of operations or financial condition of Emergent Group and its subsidiaries or Parent and its subsidiaries, as the case may be, taken as a whole, other than any occurrence, change, event, effect or circumstance to the extent demonstrated by Emergent Group or Parent, as the case may be, to relate to or result from (A) changes in the financial or securities markets or general economic or political conditions in the United States not having a materially disproportionate effect on Emergent Group and its subsidiaries or Parent and its subsidiaries, as the case may be, taken as a whole, relative to other participants in the industry in which Emergent Group and its subsidiaries or Parent and its subsidiaries, as the case may be, operate, (B) changes (including changes of Applicable Law or GAAP) or conditions generally affecting the industry in which Emergent Group and its subsidiaries or Parent and its subsidiaries, as the case may be, operate and not specifically relating to or having a materially disproportionate effect on Emergent Group and its subsidiaries or Parent and its subsidiaries, as the case may be, taken as a whole, (C) acts of war, sabotage or terrorism or natural disasters involving the United States of America not having a materially disproportionate effect on Emergent Group and its subsidiaries or Parent and its subsidiaries, as the case may be, taken as a whole, relative to other participants in the industry in which Emergent Group and its subsidiaries or Parent and its subsidiaries, as the case may be, operate, (D) the announcement or the existence of, or compliance with, the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement or (E) the failure of Emergent Group or Parent, as the case may be, to meet projections of earnings, revenues or other financial measures (whether such projections were made by Emergent Group or Parent, as the case may be, or independent third parties), in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining, whether there has been, or will be, a Material Adverse Effect) or (ii) would, or would be reasonably likely to, prevent or materially delay or materially impair the ability of Parent to consummate the Merger and the transactions contemplated by the Merger Agreement.

        None of the representations and warranties contained in the Merger Agreement survive the Effective Time.

        Conduct of Business Pending the Merger.    Pursuant to the Merger Agreement, Emergent Group has agreed that, from the date of the Merger Agreement until the time at which Shares are first accepted pursuant to the Offer or the earlier termination of Merger Agreement in accordance with its terms, it will, and will cause each of its subsidiaries to, except as otherwise expressly contemplated or permitted by the Merger Agreement, conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, officers and key employees and (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Except as otherwise expressly contemplated or permitted by the Merger Agreement or as required by applicable law, without the prior written consent of Parent (which consent will not be unreasonably withheld or delayed), from the date of the Merger Agreement until the time at which Shares are first accepted pursuant to the Offer or the earlier termination of the Merger Agreement in accordance with its terms, Emergent Group will not, and will cause each of its subsidiaries not to:

  •
  amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

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  (i) split, combine or reclassify any shares of its capital stock; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends by any of its wholly owned subsidiaries; (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any: (A) securities of Emergent Group or any of its subsidiaries convertible into or exchangeable for shares of capital stock of Emergent Group; (B) options, warrants or other agreements or commitments to acquire from Emergent Group or any of its subsidiaries, or obligations of Emergent Group or any of its subsidiaries to issue, any shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) Emergent Group; or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, "phantom" stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of Emergent Group, in each case that have been issued by Emergent Group or its subsidiaries (the items in clauses (A), (B) and (C), together with the capital stock of Emergent Group, being referred to collectively as "Emergent Group Securities") or any equivalent securities of any subsidiary ("Emergent Group Subsidiary Securities"); (iv) place any limitation on the ability of any subsidiary to pay dividends or return capital or repay intercompany loans or interest due thereon; or (v) constrict or prohibit any subsidiary from selling, transferring, conveying or assigning any rights, assets or liabilities to any other subsidiary;

  •
  (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Emergent Group Securities or Emergent Group Subsidiary Securities, other than the issuance of: (A) any Shares upon the exercise of stock options or settlement of any restricted stock unit award held by any employee, in accordance with the terms of such option or award as outstanding and in effect on the date of the Merger Agreement; and (B) any Emergent Group Subsidiary Securities to Emergent Group or any other subsidiary of Emergent Group; or (ii) amend any term of any Emergent Group Security or any Emergent Group Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

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  in any calendar quarter, incur aggregate capital expenses for surgical equipment and related accessories provided by Emergent Group and its subsidiaries to hospitals, surgical care centers and other health care providers ("Emergent Group Medical Equipment") in excess of $250,000;

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  incur any capital expenditures for any equipment other than Emergent Group Medical Equipment, or any obligations or liabilities in respect thereof, except for: (i) those contemplated by Emergent Group's 2011 budget, which was made available to Parent; and (ii) any unbudgeted capital expenditures not to exceed $10,000 individually or $75,000 in the aggregate;

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  acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than supplies in the ordinary course of business of Emergent Group and its subsidiaries in a manner that is consistent with past practice;

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  sell, lease or otherwise transfer, or create or incur any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind (a "Lien") on, any Emergent Group Medical Equipment, except for any Liens that arise with respect to Emergent Group Medical Equipment that is acquired after the date of the Merger Agreement in compliance with the terms of the Merger Agreement;

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  sell, lease or otherwise transfer, or create or incur any Lien on, any of Emergent Group's or its subsidiaries' assets (other than Emergent Group Medical Equipment), securities, properties, interests or businesses, other than: (i) sales of inventory or obsolete equipment in the ordinary course of business consistent with past practice; and (ii) sales of assets, securities, properties, interests or businesses with a sale price (including any related assumed indebtedness) that does not exceed $5,000 individually or $25,000 in the aggregate;

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  permit to lapse any material intellectual property owned by Emergent Group or any of its subsidiaries;

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  other than as contemplated or permitted by the Merger Agreement, make any loans, advances or capital contributions to, or investments in, any other person, other than in the ordinary course of business consistent with past practice;

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  create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof other than in the ordinary course of business and in amounts and on terms consistent with past practices;

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  enter into, amend or modify in any material respect or terminate any Material Contract or otherwise waive, release or assign any material rights, claims or benefits of Emergent Group or any of its subsidiaries;

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  (i) with respect to any director, officer or employee of Emergent Group or any of its subsidiaries: (A) grant or increase any severance or termination pay (or amend any existing severance pay or termination arrangement); or (B) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement); (ii) increase benefits payable under any existing severance or termination pay policies; (iii) establish, adopt or amend (except as required by applicable law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement; or (iv) increase compensation, bonus or other benefits payable to any employee of Emergent Group or any of its subsidiaries, except, with respect to any director, officer or employee of Emergent Group or any of its subsidiaries whose annual compensation does not exceed $150,000, for increases in the ordinary course of business consistent with past practice and taking into consideration compensation arrangements for cash bonuses in place as of the date of the Merger Agreement;

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  change Emergent Group's methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act, as agreed to by its independent public accountants;

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  settle, or offer or propose to settle: (i) any litigation, investigation, arbitration, proceeding or other claim involving or against Emergent Group or any of its subsidiaries; (ii) any stockholder litigation or dispute against Emergent Group or any of its officers or directors; or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated by the Merger Agreement;

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  make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, materially amend any tax returns or file claims for material tax refunds, enter into any material closing agreement, settle any material tax claim, audit or assessment, or surrender any right to claim a material tax refund, offset or other reduction in tax liability, except as permitted by the Merger Agreement;

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  take any action that would make any representation or warranty of Emergent Group in the Merger Agreement inaccurate in any material respect at, or as of any time before, the time at which Shares are first accepted pursuant to the Offer;

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  withdraw or modify, or permit the withdrawal or modification of, the compensation arrangement approvals described in Section 4.17(n) of the Merger Agreement; or

  •
  agree, resolve or commit to do any of the foregoing.

        Go-Shop; No Solicitation.    During the period beginning on February 6, 2011 and continuing until 11:59 p.m. (Eastern time) on February 27, 2011 (the "Go-Shop Period"), Emergent Group and its subsidiaries and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives were permitted to (i) initiate, solicit and encourage third-party indications of interest, offers, proposals or inquiries relating to:

  •
  any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of Emergent Group and its subsidiaries or 20% or more of any class of equity or voting securities of Emergent Group or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Emergent Group;

  •
  any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party's beneficially owning 20% or more of any class of equity or voting securities of Emergent Group or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20%;

  •
  a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Emergent Group or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Emergent Group; or

  •
  any other transaction the consummation of which could reasonably be expected to materially impede, interfere with, prevent or delay the Offer or Merger or that could reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated by the Merger Agreement (each, an "Acquisition Proposal"); and

         (ii)  engage or enter into or otherwise participate in any discussions or negotiations with any persons or groups of persons with respect to any Acquisition Proposal or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposal.

        Emergent Group must promptly (and in any event within 24 hours thereafter) make available to Parent and the Purchaser any material non-public information concerning Emergent Group or its subsidiaries that Emergent Group provides to any such third-party that was not previously made available to Parent or the Purchaser. Within one business day following the conclusion of the Go-Shop Period, Emergent Group must notify Parent of the number of any persons, groups of persons or group that includes any person or group of persons, from whom Emergent Group has received during the Go-Shop Period a written Acquisition Proposal that Emergent Group's Board determines in good faith (after consultation with its outside legal counsel and its financial advisor) is, or could reasonably be expected to result in, a Superior Proposal (an "Excluded Party") and must provide Parent with a written summary of the material terms and conditions of any Acquisition Proposal received from any such party.

        A "Superior Proposal" is a bona fide, unsolicited (other than in the case of an Excluded Party) written Acquisition Proposal for all outstanding Shares or all or substantially all of the consolidated assets of Emergent Group and its subsidiaries on terms that the Emergent Group Board determines in good faith by a majority vote, after considering the advice of its financial advisor or another financial advisor of nationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable and provide greater value to all of Emergent Group's stockholders than as provided in the Merger Agreement (taking into account any proposal by Parent to amend the terms of the Merger Agreement), which the Emergent Group Board determines is reasonably likely to be consummated without undue delay relative to the transactions contemplated by the Merger Agreement and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Emergent Group Board.

        Except as permitted by the Merger Agreement, (i) Emergent Group and its subsidiaries and their respective officers and directors must, and Emergent Group must use its reasonable best efforts to instruct and cause its and its subsidiaries' other representatives to, at 12:00 a.m. on February 28, 2011 (the "No-Shop Period Start Date") immediately cease any discussions or negotiations with any persons that may be ongoing with respect to an Acquisition Proposal; and (ii) from the No-Shop Period Start

Date until the earlier of the time at which Shares are first accepted pursuant to the Offer or the termination of the Merger Agreement in accordance with its terms, Emergent Group cannot, and must cause its subsidiaries not to, and cannot authorize or permit its and its subsidiaries' representatives to, directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal or the making of any proposal that could reasonably be expected to lead to any Acquisition Proposal, or, subject to the following paragraph, (1) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to Emergent Group or any of its subsidiaries to, afford access to the business, properties, assets, books or records of Emergent Group or any of its subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Acquisition Proposal, (2) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Emergent Group or any of its subsidiaries or (B) approve any transaction under, or any third party becoming an "interested stockholder" under, Section 78.423 of Nevada law, or (3) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract relating to any Acquisition Proposal (each, an "Acquisition Agreement"). Subject to the following paragraph, neither the Emergent Group Board nor any committee thereof may fail to make, withdraw, amend, modify or materially qualify, in a manner adverse to Parent or the Purchaser, its recommendation that Emergent Group's stockholders accept the Offer and approve and adopt the Merger Agreement (the "Emergent Group Board Recommendation"), or recommend an Acquisition Proposal, or make any public statement inconsistent with the Emergent Group Board Recommendation, or resolve or agree to take any of the foregoing actions (any of the foregoing, an "Adverse Recommendation Change").

        Notwithstanding the foregoing, at any time following the No-Shop Period Start Date and prior to the Acceptance Date, the Emergent Group Board, directly or indirectly through any representative, may, subject to the following paragraph: (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing that the Emergent Group Board believes in good faith, after consultation with outside legal counsel and its financial advisor, constitutes or would reasonably be expected to result in a Superior Proposal; (ii) thereafter furnish to such third party non-public information relating to Emergent Group or any of its subsidiaries pursuant to an executed confidentiality agreement; (iii) following receipt of and on account of a Superior Proposal, make an Adverse Recommendation Change; and/or (iv) take any action that any court of competent jurisdiction orders Emergent Group to take (which order remains unstayed), but in each case, only if the Emergent Group Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to cause the Emergent Group Board to be in breach of its fiduciary duties under Nevada law. For the avoidance of doubt, notwithstanding the occurrence of the No-Shop Period Start Date, Emergent Group may continue to engage in the activities described in the first paragraph of this Section 12—"Go-Shop; No Solicitation" with respect to any Excluded Party and the restrictions in the third paragraph of this Section 12—"Go-Shop; No Solicitation" will not apply.

        The Emergent Group Board cannot take any of the actions referred to in clauses (i) through (iv) of the preceding paragraph unless Emergent Group delivers to Parent a prior written notice advising Parent that it intends to take such action. Emergent Group must notify Parent promptly (but in no event later than 24 hours) after it obtains knowledge of the receipt by Emergent Group (or any of its representatives) of any Acquisition Proposal, any inquiry that would reasonably be expected to lead to an Acquisition Proposal, any request for non-public information relating to Emergent Group or any of its subsidiaries or for access to the business, properties, assets, books or records of Emergent Group or any of its subsidiaries by any third party. In such notice, Emergent Group must identify the third party making, and details of the material terms and conditions of, any such Acquisition Proposal, indication or request. Emergent Group must keep Parent fully informed, on a current basis, of the status and material terms of any such Acquisition Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof. Emergent Group must provide Parent with at least 24 hours prior notice of any meeting of the Emergent Group Board (or such lesser notice as is provided to the members of the Emergent Group Board) at which the Emergent Group Board is reasonably expected to consider any Acquisition Proposal. Emergent Group must promptly provide Parent with a list of any non-public information concerning Emergent Group's business, present or future performance, financial condition or results of operations, provided to any third party, and, to the extent such information has not been previously provided to Parent, copies of such information.

        At any time prior to the Offer closing, the Emergent Group Board may make an Adverse Recommendation Change or enter into (or permit any subsidiary to enter into) an Acquisition Agreement, if: (i) Emergent Group promptly notifies Parent, in writing, at least 2 business days (the "Notice Period") before making an Adverse Recommendation Change or entering into (or causing a subsidiary to enter into) an Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that Emergent Group has received an Acquisition Proposal that the Emergent Group Board intends to declare a Superior Proposal and that the Emergent Group Board intends to make an Adverse Recommendation Change and/or Emergent Group intends to enter into an Acquisition Agreement; (ii) Emergent Group attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Proposal; (iii) Emergent Group uses, and causes its subsidiaries to use, reasonable best efforts to cause its and its subsidiaries' representatives to, during the Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of the Merger Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period will be extended, if applicable, to ensure that at least 2 business days remains in the Notice Period subsequent to the time that Emergent Group notifies Parent of any such material revision (it being understood that there may be multiple extensions)); and (iv) the Emergent Group Board determines in good faith, after consulting with outside legal counsel and its financial advisor, that such Acquisition Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Parent during the Notice Period in the terms and conditions of the Merger Agreement.

        Access to Information.    Pursuant to the Merger Agreement, Emergent Group will, from the date of the Merger Agreement until the time at which Shares are first accepted pursuant to the Offer or the earlier termination of Merger Agreement in accordance with its terms and subject to applicable law and the Non-Disclosure Agreement, dated as of October 26, 2010, between Emergent Group and Parent: (i) give Parent, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of Emergent Group and its subsidiaries; (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request; and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of Emergent Group and its subsidiaries to cooperate with Parent in its investigation of Emergent Group and its subsidiaries.

        Reasonable Best Efforts.    Emergent Group and Parent have each agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the Merger Agreement, including: (i) preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; and

(ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement; provided that Emergent Group and Parent agreed that such reasonable best efforts will not include: (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any governmental authority in connection with the transactions contemplated by the Merger Agreement; or (ii) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or the Surviving Corporation's subsidiaries or any of their respective affiliates' businesses, assets or properties.

        Emergent Group and Parent have each agreed to cooperate with one another: (i) in connection with the preparation of the documents filed with the SEC or sent to Emergent Group's stockholders in connection with the Offer and the Merger; (ii) in determining whether any action by or in respect of, or filing with, any governmental authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by the Merger Agreement; and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the documents filed with the SEC or sent to Emergent Group's stockholders in connection with the Offer and the Merger and seeking timely to obtain any such actions, consents, approvals or waivers.

        Notification of Certain Events.    Pursuant to the Merger Agreement, Emergent Group and Parent have each agreed to give prompt notice to the other of: (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the Merger Agreement; (ii) any notice or other communication from any governmental authority in connection with the transactions contemplated by the Merger Agreement; (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Emergent Group or any of its subsidiaries or Parent and any of its subsidiaries, as the case may be, that, if pending on the date of the Merger Agreement, would have been required to have been disclosed pursuant to the Merger Agreement or that relate to the consummation of the transactions contemplated by the Merger Agreement; (iv) any inaccuracy of any representation or warranty contained in the Merger Agreement that could reasonably be expected to cause any Offer Condition not to be satisfied; or (v) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement which if not satisfied would result in a right to terminate the Merger Agreement.

        Public Announcements.    Pursuant to the Merger Agreement, Emergent Group and Parent have each agreed to consult with each other before issuing any press release, having any communication with the press (whether or not for attribution) or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement and, except in respect of any public statement or press release as may be required by applicable law or any listing agreement with or rule of any national securities exchange or association, agreed not to issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation.

        Employee Matters.    With respect to any "employee benefit plan" as defined in Section 3(3) of ERISA maintained by Parent or any of its subsidiaries, including the Surviving Corporation, in which any employee of Emergent Group or any of its subsidiaries as of the time at which Shares are first accepted pursuant to the Offer who continue employment with the Surviving Corporation or any of its Affiliates (each, a "Continuing Employee") becomes a participant, Parent will grant such Continuing Employee full credit (for purposes of eligibility to participate, vesting, and benefit level with respect to vacation entitlement, severance benefits and other paid time off) for service with Emergent Group or any of its subsidiaries (or predecessor employers to the extent Emergent Group provides such past service credit) to the same extent that such service was recognized as of the time at which Shares are first accepted pursuant to the Offer under a comparable plan of Emergent Group and its subsidiaries in which the Continuing Employee participated.

        Parent has agreed to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its subsidiaries in which the Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable plan of Emergent Group and its subsidiaries in which the Continuing Employee participated. If a Continuing Employee commences participation in any health benefit plan of Parent or any of its subsidiaries after the commencement of a calendar year, to the extent commercially practicable, Parent has agreed to cause such plan to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by such Continuing Employee (and his or her eligible dependents) during such calendar year for purposes of satisfying such calendar year's deductible and co-payment limitations under the relevant welfare benefit plans in which such Continuing Employee (and dependents) commences participation.

        The foregoing is not intended to be treated as an amendment of, or undertaking to amend, any benefit plan, will not prohibit Parent or any of its subsidiaries, including the Surviving Corporation, from amending any employee benefit plan and will not confer any rights or benefits on any person other than the parties to the Merger Agreement.

        Director and Officer Liability.    The Merger Agreement provides that, for six years after the Effective Time, the Surviving Corporation will indemnify and hold harmless the present and former officers and directors of Emergent Group (each, an "Indemnified Person") in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Nevada law or any other applicable law or provided under Emergent Group's articles of incorporation and bylaws in effect on the date of the Merger Agreement, provided that such indemnification will be subject to any limitation imposed from time to time under applicable law.

        The Merger Agreement provides that, for six years after the Effective Time, Parent will cause to be maintained in effect provisions in the Surviving Corporation's articles of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding Emergent Group provisions in existence on the date of the Merger Agreement.

        Prior to the Effective Time, Emergent Group will or, if Emergent Group is unable to, Parent will cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors' and officers' liability coverage of Emergent Group's existing directors' and officers' insurance policies and Emergent Group's existing fiduciary liability insurance policies (or substitute policies with substantially the same coverage) (collectively, "D&O Insurance"), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Emergent Group's existing policies; provided that Emergent Group must give Parent a reasonable opportunity to participate in the selection of such tail policy and Emergent Group must give reasonable and good faith consideration to any comments made by Parent with respect thereto. If Emergent Group or the Surviving Corporation for any reason fail to obtain such "tail" insurance policies as of the Effective Time, the Surviving Corporation must continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date of the

Merger Agreement with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Emergent Group's existing policies as of the date of the Merger Agreement, or the Surviving Corporation must purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in Emergent Group's existing policies as of the date of the Merger Agreement; provided that in no event will Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 150% of the amount per annum Emergent Group paid in its last full fiscal year; and provided further that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

        Termination.    (a) The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the mutual written agreement of Emergent Group and Parent (notwithstanding any approval of the Merger Agreement by the stockholders of Emergent Group) and by either Emergent Group or Parent, if (notwithstanding any approval of the Merger Agreement by the stockholders of Emergent Group):

  (i)
  the Acceptance Date has not have occurred on or before June 30, 2011; provided that the right to terminate the Merger Agreement pursuant to this provision will not be available to any party whose breach of any provision of the Merger Agreement results in the failure of the Offer to be consummated by such time; or

  (ii)
  the Purchaser is enjoined by any applicable law from consummating the Offer or Emergent Group, Parent or the Purchaser is enjoined from consummating the Merger and such injunction is final and nonappealable.

        (b)   The Merger Agreement can be terminated by Parent, if, prior to the Acceptance Date (notwithstanding any approval of the Merger Agreement by the stockholders of Emergent Group):

  (i)
  an Adverse Recommendation Change occurs;

  (ii)
  Emergent Group enters into, or publicly announced its intention to enter into, an Acquisition Agreement;

  (iii)
  Emergent Group breaches or fails to perform in any material respect any of the covenants and agreements described in the Go-Shop; No Solicitation Section above;

  (iv)
  the Emergent Group Board fails to reaffirm (publicly, if so requested by Parent) the Emergent Group Board Recommendation within 5 business days after the date that any Acquisition Proposal (or material modification thereto) is first publicly disclosed by Emergent Group or the person making such Acquisition Proposal;

  (v)
  a tender offer or exchange offer relating to the Shares is commenced by a person unaffiliated with Parent and Emergent Group has not have sent to its stockholders pursuant to Rule 14e-2 under the Exchange Act, within ten business days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Emergent Group Board Recommendation and recommending that stockholders reject such tender or exchange offer; or

  (vi)
  Emergent Group or the Emergent Group Board (or any committee thereof) publicly announces its intentions to take any of the foregoing actions.

        (c)   In addition, Parent can terminate the Merger Agreement, if, prior to the Acceptance Date (notwithstanding any approval of the Merger Agreement by the stockholders of Emergent Group) Emergent Group breaches or fails to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in clauses (ii)(C) or (D) of Annex I to the Merger Agreement (and in each case such breach or failure to perform is incapable of being cured by June 30, 2011, or if curable, has not been cured within 20 business days after Emergent Group's receipt of written notice thereof from Parent); provided that Parent must given Emergent Group at least 30 days written notice prior to such termination stating Parent's intention to terminate the Merger Agreement.

        (d)   The Merger Agreement can be terminated by Emergent Group, if, prior to the Acceptance Date, (notwithstanding any approval of the Merger Agreement by the stockholders of Emergent Group):

  (i)
  the Emergent Group Board authorizes Emergent Group, in full compliance with the terms of the Merger Agreement to enter into an Acquisition Agreement (other than a confidentiality and standstill agreement that contains confidentiality provisions that are no less favorable to Emergent Group than those contained in the Non-Disclosure Agreement, dated as of October 26, 2010, between Emergent Group and Parent and that includes a standstill provision that is reasonably acceptable to Parent) in respect of a Superior Proposal; provided that Emergent Group must pay the Termination Fee; and provided further that in the event of such termination, Emergent Group substantially and concurrently enters into such Acquisition Agreement; or

  (ii)
  Parent or the Purchaser breach or fail to perform any of their representations, warranties, covenants or other agreements set forth in the Merger Agreement and in each case such breach or failure to perform (i) is incapable of being cured by June 30, 2011, or if curable, has not been cured within 20 business days after Parent's or the Purchaser's receipt of written notice thereof from Emergent Group and (ii) in any way would reasonably be expected to prevent, materially impede or materially delay the consummation by Parent or the Purchaser of the Offer, the Merger or the other transactions contemplated by the Merger Agreement; provided that Emergent Group must give Parent at least 30 days written notice prior to such termination stating Emergent Group's intention to terminate the Merger Agreement.

        Effect of Termination.    If the Merger Agreement is terminated, the Merger Agreement will become null and void and have no effect, without any liability or obligation on the part of Parent, the Purchaser or Emergent Group or their respective stockholders, directors, officers, employees, agents, consultants or representatives, subject to the survival of certain provisions as described in the Merger Agreement (including the required payment by Emergent Group of the Termination Fee in certain circumstances); provided that nothing will relieve any party from liability for any material breach of a covenant of the Merger Agreement for any and all liabilities and damages incurred or suffered by the other parties as a result of such breach.

        Termination Fee.    Emergent Group has agreed to pay Parent a termination fee in immediately available funds in the amount of $2,235,000 (the "Termination Fee") if:

  (i)
  the Merger Agreement is terminated by Parent pursuant to clause (b) of Section 12 "—Termination" above in which case the Termination Fee must be paid within two business days of such termination;

  (ii)
  the Merger Agreement is terminated by Emergent Group pursuant to clause (d)(i) of Section 12 "—Termination" above in which case the Termination Fee must be paid at the time of termination; or

  (iii)
  the Merger Agreement is terminated (i) prior to the Acceptance Date, by Parent pursuant to clause (c) of Section 12 "—Termination" above or (ii) by Emergent or Parent pursuant to clause (a)(i) of Section 12 "—Termination" above and, in the case of clauses (i) and (ii) immediately above, (A) prior to such termination, an Acquisition Proposal shall (1) in the case of a termination pursuant to clause (a)(i) of Section 12 "—Termination" above, have been publicly disclosed and not withdrawn or (2) in the case of a termination pursuant to clause (c) of Section 12 "—Termination" above, have been publicly disclosed or otherwise made or communicated to Emergent Group or the Emergent Group Board, and not withdrawn, and (B) within 12 months following the date of such termination of the Merger Agreement Emergent Group enters into a definitive agreement with respect to any Acquisition Proposal which is subsequently consummated, or any Acquisition Proposal is consummated, then in any such event Emergent Group must pay to Parent (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the Termination Fee (provided that for all purposes of this clause (iii), all references in the definition of Acquisition Proposal in the Merger Agreement to 20% will be deemed to be references to "more than 50%"); provided, however, that in the event such Acquisition Proposal is not the same as the original Acquisition Proposal made, communicated or publicly disclosed at the time of the termination of the Merger Agreement, then in lieu of payment by Emergent Group to Parent of the Termination Fee, Emergent Group will reimburse Parent (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, Parent's expenses actually incurred on or prior to the termination of the Merger Agreement in an amount not to exceed $1,700,000.

        Emergent Group acknowledged that the agreements to pay the Termination Fee are an integral part of the transactions contemplated by the Merger Agreement, and that, without these agreements, Parent and the Purchaser would not have entered into the Merger Agreement. Accordingly, Emergent Group agreed that, if it fails promptly to pay the Termination Fee when due, and, in order to obtain such payment, Parent makes a claim against Emergent Group that results in a judgment against Emergent Group, Emergent Group will pay to Parent the reasonable attorneys' fees and expenses incurred or accrued in connection with such suit, together with interest, at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any such interest payable will be calculated on a daily basis from the date such amounts were required to be paid until, but excluding, the date of actual payment, and on the basis of a 360-day year. The parties agreed that in no event will Emergent Group be obligated to pay the Termination Fee on more than one occasion.

        Specific Performance.    Emergent Group, Parent and the Purchaser agreed that irreparable damage would occur if any provision of the Merger Agreement is not performed in accordance with the terms thereof and that the parties will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement or to enforce specifically the performance of the terms and provisions thereof in any federal court located in the State of Nevada or any Nevada state court, in addition to any other remedy to which the parties are entitled at law or in equity.

        Amendments and Waivers.    Any provision of the Merger Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Emergent Group, Parent and the Purchaser or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that (i) after the Acceptance Date, (A) no amendment can be made that decreases the Offer Price or the Merger Consideration and (B) any such amendment requires the approval of a majority of the Independent Directors and (ii) after the approval of the stockholders of Emergent Group has been obtained, there can be no amendment or waiver that would require the further approval of the stockholders of Emergent Group under Nevada law without such approval having first been obtained. No failure or delay by any party in exercising any right, power or privilege under the Merger Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

        Tender and Voting Agreements.    In connection with the Merger Agreement, shares owned or controlled by Emergent Group's executive officers and directors and one of their immediate family members are subject to a Tender and Voting Agreement, dated February 6, 2011, with Parent and the Purchaser (the "Tender and Voting Agreements"). The following summary of certain provisions of the Tender and Voting Agreements is qualified in its entirety by reference to the Tender and Voting Agreements, which are incorporated herein by reference. We have filed copies of the Tender and Voting Agreements as an exhibit to the Schedule TO. Stockholders and other interested parties should read the Tender and Voting Agreements for a more complete description of the provisions summarized below.

        Each of Louis Buther, Bruce J. Haber, the Bruce Haber Family Trust under Agreement dated November 16, 2005, the Jessica Haber Irrevocable Trust dated August 13, 1999, William M. McKay, K. Dean Reade, Jr., Mark Waldron and Howard Waltman (each a "Supporting Stockholder" and together the "Supporting Stockholders"), have entered into a Tender and Voting Agreement pursuant to which, among other things, the Supporting Stockholders agreed: (i) to irrevocably tender in the Offer all of his Shares; and (ii) that, in the event a vote of Emergent Group's stockholders is required in furtherance of the Merger Agreement or the transactions contemplated thereby, including the Merger, he will vote all of his Shares (to the extent any such Shares are not purchased in the Offer) in favor of the approval of the Merger and the adoption of the Merger Agreement and against any proposal inconsistent therewith. Each Supporting Stockholder is required to tender not later than the fifth business day prior to the end of the Offer, or with respect to any Shares acquired after the date of the Tender and Voting Agreements, within three business days after the date that the Supporting Stockholder acquires such Shares. As of February 6, 2011, the Supporting Stockholders together owned approximately 47% of the Shares outstanding on a fully-diluted basis.

        During the term of the Tender and Voting Agreement, except as otherwise provided therein, the Supporting Stockholders agreed not to: (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of, any of the Shares, provided that nothing in the Tender and Voting Agreement is intended to prohibit the exercise by a Supporting Stockholder of any options to purchase Shares; (ii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; (iii) take any action that would cause any representation or warranty of a Supporting Stockholder contained in his Tender and Voting Agreement to become untrue or incorrect or have the effect of preventing or disabling the Supporting Stockholder from performing his obligations under the Tender and Voting Agreement; or (iv) commit or agree to take any of the foregoing actions.

        Each Supporting Stockholder agreed not to exercise any rights of appraisal which may arise with the Merger.

        Each Supporting Stockholder agreed that, during the term of the Tender and Voting Agreement, at any meeting of the stockholders of Emergent Group, however called, or any adjournment or postponement of such meeting, the Supporting Stockholder will be present (in person or by proxy) and vote (or cause to be voted) all of his Shares (to the extent such Shares are not purchased in the Offer):

  (a)
  in favor of adoption of (1) the Merger Agreement and all the transactions contemplated by the Merger Agreement, including the Merger, and (2) any other matter that is required to facilitate the consummation of the transactions contemplated by the Merger Agreement and, in connection with the Merger Agreement, to execute any documents which are necessary or appropriate in order to effectuate the foregoing; and

  (b)
  against (1) any Acquisition Proposal and any agreement or arrangement related to such Acquisition Proposal, and (2) any action or agreement that would impair the ability of Parent and the Purchaser to complete the Offer or the Merger, or the ability of Emergent Group to consummate the Merger, or that would otherwise be inconsistent with or prevent, impede or delay the consummation of the transactions contemplated by the Merger Agreement.

        Each Supporting Stockholder irrevocably granted to, and appointed, Parent and any designee of Parent and each of Parent's officers, as Supporting Stockholder's attorney, agent and proxy with full power of substitution and resubstitution, to the full extent of the Supporting Stockholder's voting rights with respect to his Shares, to vote all of his Shares or grant a consent or approval, at any meeting of the stockholders of Emergent Group and in any action by written consent of the stockholders of Emergent Group, until the earlier of (a)(1) the Acceptance Date or (2) the Effective Time or (b) the date of termination of the Merger Agreement

        Each Tender and Voting Agreement terminates upon the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the Effective Time.

        Each Supporting Stockholder entered into the Tender and Voting Agreement solely in such Supporting Stockholder's capacity as the owner of such Supporting Stockholder's Shares (beneficially and in any other capacity) and nothing therein in any way limits or affects any actions taken by the Supporting Stockholder in his capacity as a director or officer of Emergent Group or any Emergent Group subsidiary.

        Non-Disclosure Agreement.    On October 26, 2010, Parent executed a non-disclosure agreement with Emergent Group. We have filed a copy of the October 26, 2010 non-disclosure agreement as an exhibit to the Schedule TO. Stockholders and other interested parties should read such confidentiality agreement for a complete description.

13.   Purpose of the Offer; Plans for Emergent Group

        Purpose of the Offer.    The purpose of the Offer is for the Purchaser to acquire control of, and the entire equity interest in, Emergent Group. The Offer, as the first step in the acquisition of Emergent Group, is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, the Purchaser intends to consummate the Merger as promptly as practicable.

        If you sell your Shares in the Offer, you will cease to have any equity interest in Emergent Group or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you also will no longer have an equity interest in Emergent Group. Similarly, after selling your Shares in the Offer or the subsequent Merger, you will not bear the risk of any decrease in the value of Emergent Group.

        Short-Form Merger.    Nevada law provides that, if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the approval of the other stockholders of the subsidiary. Accordingly, if, as a result of the Offer, the Top-Up Option or otherwise, the Purchaser directly or indirectly owns at least 90% of the Shares, Parent and the Purchaser plan to effect the Merger without prior notice to, or any action by, any other stockholder of Emergent Group if permitted to do so under Nevada law (the "Short-Form Merger"). Even if Parent and the Purchaser do not own at least 90% of the outstanding Shares following consummation of the Offer, Parent and the Purchaser could seek to purchase additional Shares in the open market, from Emergent Group or otherwise in order to reach the 90% threshold and effect a Short-Form Merger. The consideration per Share paid for any Shares so acquired, other than Shares acquired pursuant to the Top-Up Option, may be greater or less than that paid in the Offer.

        Plans for Emergent Group.    Parent and the Purchaser expect that, initially following the Merger, the business and operations of Emergent Group will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. Notwithstanding the foregoing, Parent will continue to evaluate the business and operations of Emergent Group during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing. Thereafter, Parent intends to review such information as part of a comprehensive review of Emergent Group's business, operations, capitalization and management with a view to optimizing development of Emergent Group's potential.

        At the Effective Time, the certificate of incorporation of Emergent Group and the bylaws of Emergent Group, as in effect immediately prior to the Effective Time, will be the certificate of incorporation and the bylaws of the Surviving Corporation, until thereafter amended as provided by law and such certificate of incorporation and bylaws. In addition, the Purchaser and Parent will be entitled, upon its acceptance of tendered Shares in the Offer, to exercise its rights under the Merger Agreement to obtain pro rata representation (rounded up to the nearest number of directors) on, and control of, the Emergent Group Board. See Section 12—"The Merger Agreement; Other Agreements—The Merger Agreement—Emergent Group's Board of Directors" of this Offer to Purchase.

14.   Dividends and Distributions

        The Merger Agreement provides that, from the date of the Merger Agreement to the time at which Shares are first accepted pursuant to the Offer, Emergent Group will not (i) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of its capital stock, other than dividends from wholly owned Emergent Group subsidiaries to it or another of its wholly owned Emergent Group subsidiaries or (ii) directly or indirectly adjust, split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock.

15.   Conditions to the Obligations of Emergent Group, Parent and the Purchaser

        The obligations of Emergent Group, Parent and the Purchaser to consummate the Merger are subject to the satisfaction of the following conditions:

          (a)   if required by Nevada law, approval of the stockholders of Emergent Group is obtained in accordance with Nevada law;

          (b)   no applicable law is prohibiting the consummation of the Merger; and

          (c)   the Purchaser has purchased at least 65% of the outstanding Shares on a fully-diluted basis pursuant to the Offer.

        Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser will not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer, in accordance with and subject to the terms of the Merger Agreement if, at the then-effective Expiration Time, any of the following conditions exists:

            (i)  the Minimum Condition has not been satisfied;

           (ii)  any action or proceeding by any governmental authority has been instituted or is pending before any governmental authority, challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by Parent or the Purchaser or the consummation of the Merger;

        (iii) any action has been taken, or any applicable law has been proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any governmental authority, that, in the judgment of Parent, is likely, directly or indirectly, to make illegal, to delay materially or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by Parent or the Purchaser or the consummation of the Merger;

          (iv)  (1) any of the representations and warranties of Emergent Group regarding corporate existence and power, corporate authorization, capitalization, brokerage, the opinion of Emergent Group's financial advisor or anti-takeover statutes are not true at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true only as of such time) or (2) any of the other representations and warranties of Emergent Group contained in the Merger Agreement or in any certificate or other writing delivered by Emergent Group pursuant to the Merger Agreement (disregarding all materiality and Material Adverse Effect qualifications contained therein) are not true at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (2) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Emergent Group (disregarding, for the purpose of any representation and warranty requiring disclosure of changes resulting from the closing of the transactions contemplated by the Merger Agreement only);

           (v)  Emergent Group breaches or fails to perform in all material respects any of its obligations under the Merger Agreement prior to such time;

          (vi)  Emergent Group fails to deliver to Parent a certificate signed by an executive officer of Emergent Group dated as of the date on which the Offer expires certifying that the Offer Conditions specified in paragraphs (iii) and (iv) above in this Section 15 do not exist;

         (vii)  there shall have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Emergent Group; or

        (viii)  the Merger Agreement has been terminated in accordance with its terms.

        The foregoing conditions are for the sole benefit of Parent and the Purchaser and, other than the Minimum Condition, may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by Parent, the Purchaser or any other affiliate of Parent at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

16.   Certain Legal Matters; Regulatory Approvals

        General.    Except as described in this Section 16, based on our examination of publicly available information filed by Emergent Group with the SEC and other information concerning Emergent Group, we are not aware of any governmental license or regulatory permit that appears to be material to Emergent Group's business that might be adversely affected by our acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser or Parent as contemplated herein. Should any such approval or other action be required, we currently contemplate that, except as described below under "Nevada Antitakeover Laws," such approval or other action will be sought. While we do not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that, if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Emergent Group's business; and, any of the foregoing, under certain conditions specified in the Merger Agreement, could cause us to elect to terminate the Offer without the purchase of any of the Shares thereunder. See Section 15—"Certain Conditions of the Offer" of this Offer to Purchase.

        Antitrust Compliance.    Parent does not believe any U.S. or non-U.S. antitrust filings are required in connection with the transactions contemplated by the Merger Agreement.

        Nevada Antitakeover Laws; Purchaser Reservation of Rights.    Emergent Group is incorporated under the laws of the State of Nevada. Nevada has adopted two antitakeover laws to make the takeover of certain corporations more difficult, namely the Business Combinations Statute (Sections 78.411-78.445 of Nevada Law) and the Control Share Statute (Sections 78.378-78.3793 of Nevada Law). Emergent Group has represented in the Merger Agreement that Emergent Group has taken all actions necessary such that Sections 78.378-78.3793 and 78.411-78.445 of Nevada Law do not apply to the Merger Agreement, the Tender and Voting Agreements or the transactions contemplated by the Merger Agreement, including the Offer and the Merger. Emergent Group has also represented in the Merger Agreement that no other Nevada antitakeover or similar statute or regulation applies to the Merger Agreement or the transactions contemplated thereby. The Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer or the Merger. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, the Merger, the Merger Agreement, the Tender and Voting Agreements or the transactions contemplated by the Merger Agreement, and nothing in this Offer to Purchase or any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Merger, the Merger Agreement or the Tender and Voting Agreements, as applicable, the Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 15—"Certain Conditions of the Offer" of this Offer to Purchase.

        Stockholder Litigation.    On February 22, 2011, a putative shareholder class action complaint challenging the transactions contemplated by the Merger Agreement was filed in the Superior Court of the State of California in the County of Los Angeles against Emergent Group, Parent, Purchaser and the individual members of the Emergent Group Board. The complaint alleges, among other things, that the members of the Emergent Group Board breached their fiduciary duties owed to the public shareholders of Emergent Group by attempting to sell Emergent Group by means of an unfair process with preclusive deal protection devices at an unfair price of $8.46 in cash per Share and by entering into the Merger Agreement, approving the Offer and the proposed Merger, engaging in self dealing and failing to take steps to maximize the value of Emergent Group to its public shareholders. The Complaint further alleges that Emergent Group, Parent and Purchaser aided and abetted such breaches of fiduciary duties. In addition, the complaint alleges that certain provisions of the Merger Agreement unduly restrict Emergent Group's ability to negotiate with rival bidders. The complaint seeks, among other things, declaratory and injunctive relief concerning the alleged fiduciary breaches, injunctive relief prohibiting the defendants from consummating the Merger and other forms of equitable relief.

17.   Appraisal Rights

        Under Nevada law, stockholders do not have dissenters' rights either in connection with the Offer or the Merger, since the Shares are traded on the NYSE Alternext and the consideration being paid for the Shares consists solely of cash. Section 92A.390(1)(a) of Nevada Law provides that there is no right to dissent with respect to a plan of merger, conversion or exchange in favor of stockholders of any class or series which is a covered security under Sections 18(b)(1)(A) or (B) of the Securities Act of 1933, unless the articles of incorporation of the corporation issuing the class or series provides otherwise. Although Section 92A.390(3) of Nevada Law limits the availability of the foregoing exclusion set forth in Section 92A.390(1) of Nevada Law, such limitation is not applicable in connection with a transaction in which cash is the only consideration being paid to stockholders. Covered securities, under Sections 18(b)(1)(A) or (B) of the Securities Act of 1933, include securities listed or authorized for listing with the New York Stock Exchange, American Stock Exchange, National Market System, Nasdaq Stock Market or any national securities exchange that has listing standards substantially similar to the foregoing securities markets. Lastly, there is no provision in Emergent Group's Articles of Incorporation, as amended to date, which deals in any respect with dissenters' rights.

18.   Fees and Expenses

        Harvey & Company LLC ("Harvey") is as an advisor to Parent in connection with the acquisition of Emergent Group, for which Harvey will receive a customary fee.

        Parent and the Purchaser have retained Phoenix Advisory Partners to act as the Information Agent and American Stock Transfer & Trust Company, LLC to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for their services.

        Neither Parent nor the Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

19.   Miscellaneous

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

        No person has been authorized to give any information or to make any representation on behalf of Parent or the Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, commercial bank, trust company, fiduciary or other person will be deemed to be the agent of the Purchaser, the Depositary or the Information Agent for the purpose of the Offer.

        The Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO (of which this Offer to Purchase is a part) pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. Emergent Group is required under the rules of the SEC to file its Solicitation/Recommendation Statement with the SEC on Schedule 14D-9 no later than ten business days from the date of this Offer to Purchase, setting forth the recommendation of the Emergent Group Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may, when filed, be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 8—"Certain Information Concerning Emergent Group" of this Offer to Purchase.

Sunrise Merger Sub, Inc.

March 2, 2011

 SCHEDULE I

INFORMATION RELATING TO THE PURCHASER AND PARENT

1.     Directors and Executive Officers of Parent

        The following tables set forth the name, present principal occupation or employment, and material occupations, positions, offices or employment for at least the past five years of each director and executive officer of Parent. The current business address of each of these individuals is 7700 France Avenue South, Suite 275, Edina Minnesota, 55435, and the current business phone number of each of these individuals is (952) 893-3200. Each such individual is a citizen of the United States of America.

Directors	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Gary D. Blackford	Chairman of the Board of Directors and Chief Executive Officer of Parent since 2007 and, prior to that time, President, Chief Executive Officer and a member of the Board of Directors of Parent since 2002.
Bret D. Bowerman

Director and member of Audit Committee of Parent's Board of Directors since 2007; Principal of Irving Place Capital, which is a leading institutional private equity firm focused on making equity investments in middle—market companies and was formerly known as Bear Stearns Merchant Banking ("BSMB"), since 2007; research analyst at investment manager GoldenTree Asset Management from 2006 to 2007.

David Crane

Director and member of Compensation Committee of Parent's Board of Directors since 2008; Executive Chairman of NewHope Bariatrics,  Inc., which, in partnership with physicians, owns and manages ambulatory surgery centers dedicated to meeting the needs of the morbidly obese patient; senior advisor regarding healthcare matters of Irving Place Capital, which is a leading institutional private equity firm focused on making equity investments in middle—market companies and was formerly known as BSMB, since 2007.

David Dovenberg	Advisor to Audit Committee of Parent's Board of Directors since 2008; non—Executive Chairman of Parent's Board of Directors from 2004 to 2008.
John B. Grotting

Director since 2010; Operating Partner of Frazier Healthcare Partners, which provides venture and growth equity capital to biopharmaceutical companies, medical device companies and healthcare service companies, since 2010; Chief Executive Officer of Ascent Healthcare Solutions, Inc., a medical device re—processor, from 2004 to 2009.

John D. Howard

Director since 2007; Chief Executive Officer of Irving Place Capital, which is a leading institutional private equity firm focused on making equity investments in middle—market companies and was formerly known as BSMB, since November 2008; prior to November 2008, founder and Chief Executive Officer of BSMB and a Senior Managing Director of the investment bank Bear, Stearns & Co. Inc.

Robert Juneja

Director and Chairman of Compensation Committee of Parent's Board of Directors since 2007; Senior Managing Director and Partner of Irving Place Capital, which is a leading institutional private equity firm focused on making equity investments in middle—market companies and was formerly known as BSMB; formerly a Senior Managing Director of Bear, Stearns & Co. Inc.

Mark M. McKenna	Director and member of Compensation Committee of Parent's Board of Directors since 2008; retired as the President and Chief Executive Officer of Novation, LLC, a health care services company, in 2006.

Directors	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Kevin L. Roberg

Director and Chairman of Audit Committee of Parent's Board of Directors since 2007; founder and, since 1998, Managing Partner of Kelsey Capital Management, a private investment firm; General Partner with the Menlo Park, California—based health care venture capital firm Delphi Ventures since 1999; served as interim Chairman and Chief Executive Officer of ProStaff, Inc. from 2007 to 2008.

Barry P. Schochet

Director and member of Audit Committee of Parent's Board of Directors since 2008; President and Chief Executive Officer of BPS Health Ventures, LLC, a health care consulting and equity investment firm, since 2005.

Executive Officers	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Gary D. Blackford	Chairman of the Board of Directors and Chief Executive Officer of Parent since 2007 and, prior to that time, President, Chief Executive Officer and a member of the Board of Directors of Parent since 2002.
Robert Brooks	Senior Vice President of Field Operations at Parent since 2010 and, prior to that time, Regional Vice President of Operations at Parent since 2005.
Walter T. Chesley	Senior Vice President of Human Resources and Development at Parent since 2003.
Rex T. Clevenger	Executive Vice President and Chief Financial Officer at Parent since 2007 and, prior to that time, Senior Vice President and Chief Financial Officer at Parent since 2004.
William Heintze	Senior Vice President of Strategic Sales at Parent since 2009 and, prior to that time, Senior Vice President of National Accounts at Parent since 2004.
Timothy W. Kuck

Executive Vice President of Strategy and Business Development at Parent since 2010; prior to that time, Executive Vice President and Chief Operating Officer at Parent since 2007; prior to that time, Senior Vice President of Operations at Parent since 2005.

David Lawson

Senior Vice President of Information and Strategic Resources at Parent since 2007 and, prior to that time, Senior Vice President of Technology, Professional Services, Marketing and Facilities at Parent since 2002.

Scott M. Madson

Controller and Chief Accounting Officer at Parent since 2006 and named a Vice President of Parent in 2008; prior to that time, Controller at Nextel Partners, Inc., a wireless telecommunications provider and predecessor to Sprint Nextel Corporation, from 2004 to 2006.

Jeffrey L. Singer	Executive Vice President, Sales and Marketing at Parent since 2007 and, prior to that time, Senior Vice President of Asset Optimization at Parent since 2003.
Diana J. Vance—Bryan

Executive Vice President of Operations at Parent since 2011; prior to that time, Senior Vice President and General Counsel at Parent since 2006; prior to that time, Vice President and General Counsel of Novartis Nutrition Corporation, a leading manufacturer of medical nutrition products.

Robert Zdon	Senior Vice President of Corporate Operations at Parent since 2010 and, prior to that time, Regional Vice President of Operations since 2005.

2.     Director and Executive Officer of the Purchaser

        The following table sets forth the name, present principal occupation or employment, and material occupations, positions, offices or employment for at least the past five years of the sole director and executive officer of the Purchaser. The current business address of such individual is 7700 France Avenue South, Suite 275, Edina Minnesota, 55435, and the current business phone number of such individual is (952) 893-3200. Such individual is a citizen of the United States of America.

Director/Officer	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Gary D. Blackford	Chairman of the Board of Directors and Chief Executive Officer of Parent since 2007 and, prior to that time, President, Chief Executive Officer and a member of the Board of Directors of Parent since 2002; President, Secretary and Treasurer and Director of the Purchaser since 2011.

        Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at the applicable address set forth below:

The Depositary for the Offer is:
American Stock Transfer & Trust Company, LLC

By Mail:	By Hand or Overnight Courier:
American Stock Transfer & Trust Company, LLC	American Stock Transfer & Trust Company, LLC
Operations Center	Operations Center
Attn: Reorganization Department	Attn: Reorganization Department
P.O. Box 2042	6201 15th Avenue
New York, New York 10272-2042	Brooklyn, New York 11219

        Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other related documents may also be obtained from the Information Agent. Stockholders may also contact their brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

The Information Agent for the Offer is:

Phoenix Advisory Partners

110 Wall Street, 27th Floor
New York, New York 10005
(800)-576-4314 toll free
or (212)-493-3910

QuickLinks

Offer To Purchase For Cash All Outstanding Shares of Common Stock of EMERGENT GROUP INC. at $8.46 NET PER SHARE by SUNRISE MERGER SUB, INC. A Wholly Owned Subsidiary of UNIVERSAL HOSPITAL SERVICES, INC.
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE TENDER OFFER
  SCHEDULE I
INFORMATION RELATING TO THE PURCHASER AND PARENT